As filed with the Securities and Exchange Commission on June 30, 1995
                                                       Registration No. 33-53519
================================================================================
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                       ___________________________________
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                       ___________________________________

                              Audiovox Corporation
             (Exact Name of Registrant as Specified in its Charter)
                       ___________________________________
                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)
                                   13-1964841
                     (I.R.S. Employer Identification Number)
                       ___________________________________
                 150 Marcus Boulevard, Hauppauge, New York 11788
                                  516-231-7750
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                       ___________________________________
                                Charles M. Stoehr
                              Senior Vice President
                              150 Marcus Boulevard,
                            Hauppauge, New York 11788
                                  516-231-7750
       (Name, Address, Including Zip Code, and Telephone Number, Including
                  Area Code, of Registrant's Agent for Service)
                       ___________________________________
                  Please send copies of all communications to:
                              Robert S. Levy, Esq.
                               Levy & Stopol, LLP
                       One Pennsylvania Plaza, 49th Floor
                            New York, New York 10119
                       ___________________________________

     Approximate date of commencement of proposed sale to public:   From  time
to time after the effective date of the Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [ ]   ___________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]   ___________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                       ___________________________________
                     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 30, 1995


PROSPECTUS

                                   $65,000,000
                                3,772,317 Shares

                              AUDIOVOX CORPORATION


                6 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001
                    (Interest payable March 15 and September 15)

                   Class A Common Stock, par value $.01 per share

                             ------------------------


          This Prospectus relates to $65,000,000 aggregate principal amount of 6 1/4% Convertible Subordinated Debentures due 2001 (the "Debentures") of Audiovox Corporation, a Delaware corporation (the "Company"), issued in a private placement on March 15, 1994 (the "Debenture Offering"), and the 3,672,317 shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of the Company which are initially issuable upon conversion of the Debentures. This Prospectus also relates to 100,000 shares of Class A Common Stock (the "Blau Warrant Shares") initially issuable upon exercise of an outstanding warrant, dated April 1, 1993 (the "Blau Warrant"), issued by the Company. The Blau Warrant Shares will be issued by the Company from time to time as and if the Blau Warrant is exercised. The Debentures and the shares of Class A Common Stock issued upon conversion of the Debentures may be offered from time to time for the accounts of holders of Debentures named herein (the "Selling Debentureholders"). See "Plan of Distribution." Information concerning the Selling Debentureholders may change from time to time and will be set forth in Supplements to this Prospectus. The Company will not receive any proceeds from the offering of the Debentures or the shares of Class A Common Stock issuable upon conversion thereof.

          The aggregate principal amount of Debentures that may be offered by the Selling Debentureholders pursuant to this Prospectus is $65,000,000. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $65,000,000.

          The Blau Warrant is exercisable, in whole or in part, at any time on or prior to December 31, 1998 at an initial exercise price of $7.50 per share, subject to adjustment under certain circumstances. The Debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of Class A Common Stock at an initial conversion price of $17.70 per share (equivalent to an initial conversion rate of approximately 56.4972 shares per $1,000 principal amount of Debentures), subject to adjustment under certain circumstances. The outstanding Class A Common Stock is traded on the American Stock Exchange (Symbol: "VOX"). On June 28, 1995, the last reported sale price of the Class A Common Stock on the American Stock Exchange was $4 5/8 per share.

          Interest on the Debentures is payable on March 15 and September 15 of each year. The Debentures are not redeemable by the Company prior to March 15, 1997. On or after March 15, 1997, the Debentures are redeemable, in whole or in part, at the option of the Company on at least 30 days' prior written notice, at the redemption prices set forth herein, plus accrued interest and certain payments made to holders of the Debentures and shares of Class A Common Stock issued in exchange thereof where the Company has failed to meet certain obligations under the Registration Rights Agreement between the Company and Oppenheimer & Co., Inc., Furman Selz Incorporated and Chemical Securities Inc., the initial purchasers of the Debentures (the "Initial Purchasers") in the Debenture Offering ("Liquidated Damages"), if any, until March 15, 2000, and thereafter at par, plus accrued interest and Liquidated Damages, if any, all in accordance with the terms of the Indenture governing the Debentures (the "Indenture"). The Debentures are redeemable at the option of the holder upon the occurrence of a Risk Event or a Redemption Event (as each such term is hereinafter defined) at 101% of the principal amount thereof, plus accrued interest and Liquidated Damages, if any. The Debentures are unsecured obligations of the Company and are subordinated in the right of payment to all Senior Indebtedness (as such term is hereinafter defined). As of May 31, 1995, the total amount of Senior Indebtedness outstanding was approximately $52.9 million. See "Description of the Debentures."

          Prior to this Offering, there has not been any public market for the Debentures, although the Debentures have been eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Company has applied for listing of the Debentures and the underlying shares of Class A Common Stock on the American Stock Exchange.
Oppenheimer & Co., Inc.  has advised the Company that   it presently   intends
to make a market in the Debentures.  Oppenheimer & Co., Inc., however,   is
not obligated to do so and any such market-making may be discontinued at any
time without notice, in the sole discretion of   Oppenheimer & Co., Inc.  No
assurance can be given that any market for the Debentures will develop or be maintained.

          SEE "RISK FACTORS" ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The Company has been advised by the Selling Debentureholders that the Selling Debentureholders, acting as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the Debentures or shares of Class A Common Stock offered by them from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Debentureholders from the sale of Debentures and Class A Common Stock offered by the Selling Debentureholders will be the purchase price of such Debentures or Class A Common Stock less commissions, if any. For information concerning indemnification arrangements between the Company and the Selling Debentureholders, see "Plan of Distribution."

          The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or shares of Class A Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Class A Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.




                   The date of this Prospectus is June 30, 1995

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC") . Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the SEC's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Company's outstanding Class A Common Stock is listed on the American Stock Exchange, and such reports and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

          The Company has filed with the SEC a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration under the Securities Act of the Debentures and shares of Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


          The Company hereby incorporates by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1994; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended February 28, 1995 and May 31, 1995; (iii) the Company's Current Report on Form 8-K dated May 31, 1995; (iv) the Company's Current Report on Form 8-K dated June 5, 1995; and (v) the description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A dated May 21, 1987, all of which have been filed with the SEC (File No. 1-9532).

          The Company also incorporates herein by reference all documents and reports subsequently filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this offering. Such documents and reports shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Chris L. Johnson, Secretary, Audiovox Corporation, 150 Marcus Boulevard, Hauppauge, New York 11788, telephone 516-231-7750.

                                     SUMMARY

          The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus and in the documents incorporated herein by reference.

                                   The Company

          Audiovox Corporation (together with its subsidiaries, the "Company") designs and markets cellular telephones and accessories, automotive aftermarket sound and security equipment, other automotive aftermarket accessories, and certain other products. The Company's corporate headquarters is located at 150 Marcus Boulevard, Hauppauge, New York 11788, and its telephone number at that address is 516-231-7750.

                                                        The Offering


Securities Offered                                $65,000,000 aggregate principal amount of 6 1/4% Convertible Subordinated
                                                  Debentures due 2001 (the "Debentures") and 3,672,317 shares of Class A Common
                                                  Stock, par value $.01 per share, of the Company (the "Class A Common Stock")
                                                  issuable upon conversion thereof to be offered by the holders of Debentures named herein (the "Selling Debentureholders"), and 100,000 shares (the  "Blau
                                                  Warrant Shares") of Class A Common Stock to be issued by the Company upon exercise of an outstanding warrant, dated April 1, 1993 (the  "Blau Warrant").

Interest Payment Dates of Debentures              March 15 and September 15 .


Conversion of Debentures                          Convertible into shares of Class A Common Stock at any time prior to maturity, unless previously redeemed, in whole or in part, at $17.70 per share, subject to adjustment under certain circumstances as described herein (the "Conversion
                                                  Price"). Debentures called for redemption are convertible up to and including the date fixed for redemption.


Optional Redemption of Debentures                 Nonredeemable prior to March 15, 1997. Redeemable on or after March 15, 1997, in whole or in part, at the option of the Company on at least 30 days' prior written notice, at a redemption price of 103.12% of the principal amount plus accrued interest and Liquidated Damages, if any, declining annually to par plus accrued interest and Liquidated Damages, if any, on March 15, 2000.


                                     - 6 -


Purchase of Debentures at Option of
Debentureholder Upon Risk Event or Redemption
Event                                             In the event of the occurrence of a Risk Event or a Redemption Event (as each such term is hereinafter defined), Holders (as such term is defined in the
                                                  Indenture governing the Debentures (the "Indenture")) may require the Company to purchase all or a portion of their Debentures at 101% of their principal amount, plus accrued interest and Liquidated Damages, if any, to the date of purchase. However, such rights of Holders will be effectively precluded for at least two years from May 5, 1995 by agreements between the Company and holders of Senior Indebtedness (as such term is defined in the Indenture) of the
                                                  Company. In
                                                  general, the following events constitute a Risk Event: (i) substantially all of the Company's assets are sold to any person; (ii) a plan relating to the liquidation or dissolution of the Company is adopted; or (iii) any person other than John J. Shalam and/or his affiliates and associates becomes the beneficial owner of a majority in interest of the voting power of the Company.
                                                  In general, a Redemption Event will be deemed to have occurred at such time as the Class A Common Stock (or other securities into which the Debentures are then convertible) is not listed for trading on a United States national securities exchange or on the National Market System of the
                                                  National Association of Securities Dealers, Inc. Automated Quotation System
                                                  ("NASDAQ"). The foregoing provisions would not necessarily protect Holders of
                                                  Debentures in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders of Debentures.


                                     - 7 -


Subordination of Debentures                       The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company and effectively subordinated to all liabilities of the Company's Subsidiaries (as such term is defined in the
                                                  Indenture).  The Indenture does not include any covenants limiting or restricting the Company's or its Subsidiaries' ability to incur any additional
                                                  indebtedness. As of   May 31, 1995, the total amount of outstanding Senior
                                                  Indebtedness of the Company was approximately   $52.9 million.

Selling Debentureholders                          The Debentures were issued by the Company to Oppenheimer & Co., Inc., Furman
                                                  Selz Incorporated and Chemical Securities Inc. (the "Initial Purchasers") on
                                                  March 15, 1994 (the "Closing Date") pursuant to a private placement, and were acquired by the Selling Debentureholders (other than the Initial Purchasers)
                                                  in connection with resale transactions with the Initial Purchasers pursuant to
                                                  Rule 144A and Regulation S under the Securities Act or from other holders acquiring such Debentures from prior holders thereof.  In the case of
                                                  Oppenheimer & Co., Inc., the Debentures were acquired from both the Company and third parties in the market.  See "Selling Debentureholders ."

Registration Rights Agreement                     Pursuant to the Registration Rights Agreement between the Company and the
                                                  Initial Purchasers, the Company has agreed to file with the SEC on or prior to the date 90 days after the Closing Date, a shelf registration statement (the
                                                  "Shelf Registration Statement") under the Securities Act to cover resales of
                                                  Transfer Restricted Securities (as defined below) by the holders thereof who satisfy certain conditions relative to the provision of information in connection with the Shelf Registration Statement.  For purposes of the foregoing, "Transfer Restricted Securities" means each Debenture and share of Class A Common Stock issued upon conversion thereof until the date on which such Debenture or share of Class A Common Stock has been effectively registered


                                     - 8 -


                                                  under the Securities Act and disposed of in accordance with the Shelf
                                                  Registration Statement, or the date on which such Debenture or share of Class A
                                                  Common Stock is distributed to the public pursuant to Rule 144 promulgated under the Securities Act or is salable pursuant to Rule 144(k) promulgated under the Securities Act (or any similar provisions then in force) or is otherwise freely tradable.  The Company agreed to use its best efforts to cause such
                                                  Shelf Registration Statement to be declared effective on or prior to the date
                                                  180 days after the Closing Date and use its best efforts to keep such Shelf
                                                  Registration Statement continuously effective, subject to certain conditions, for a period of three years following the date such Shelf Registration Statement is declared effective under the Securities Act or such shorter period that will terminate when all of the Transfer Restricted Securities covered by the Shelf
                                                  Registration Statement shall cease to be Transfer Restricted Securities.
                                                  Failure to have the Shelf Registration Statement declared effective or to again become effective, as the case may be, within the specified time period
                                                  (a "Registration Default") will result in the Company being required to pay
                                                  Liquidated Damages, as described below.

Liquidated Damages                                Pursuant to the Registration Rights Agreement between the Company and the
                                                  Initial Purchasers, the Company agreed to pay Liquidated Damages to each
                                                  Debentureholder if, among other things, the Shelf Registration Statement had not been declared effective by the SEC within 180 days after the Closing Date.
                                                  The amount of Liquidated Damages resulting from such Registration Default in connection with the Debentures is, for the first 90 days after the Registration
                                                  Default, equal to $0.05 per week per $1,000 principal amount of Debenture, and increases for each 90-day period thereafter by an additional $0.05 per week per
                                                  $1,000 principal amount of Debentures up to a maximum of $0.25 per week per
                                                  $1,000 principal amount of Debenture.  As of June 30, 1995, the Company was


                                     - 9 -


                                                  paying Liquidated Damages of $.20 per week per $1,000 principal amount of
                                                  Debentures or an equivalent additional interest payment of approximately 0.78%
                                                  per annum.  Once this Shelf Registration Statement becomes effective, the
                                                  Company will no longer be required to pay Liquidated Damages.

Risk Factors                                      For a discussion of certain factors that should be carefully considered in connection with an investment in the securities offered hereby, including possible United States trade sanctions, see "Risk Factors."

American Stock Exchange
Symbol of Class A Common
Stock                                             VOX




                                     - 10 -

                                  RISK FACTORS

          The following factors should be carefully considered, together with the other information in this Prospectus and the documents incorporated by reference herein, in evaluating an investment in the securities offered hereby.


          History of Losses.  The Company reported net losses of approximately
$1,554,000, $3,192,000, and $14,658,000 for the fiscal years ended November 30,
1989, 1990 and 1991, respectively. These losses were primarily attributable to both operating losses and to charges incurred in connection with the restructuring of the Company's operations and the cessation of operations of two unsuccessful ventures, Hermes Telecommunications, Inc. ("Hermes") (a majority-owned subsidiary) and Park Plus Corp. ("Park Plus") (a 50% owned joint venture). Such charges included costs incurred in the closing of certain sales and distribution facilities, write-downs of assets associated with the Hermes and Park Plus product lines, employee termination expenses and certain other charges. During the fiscal years ended November 30, 1989, 1990 and 1991, earnings were insufficient to cover fixed charges by approximately $2,642,000, $4,792,000 and $15,098,000 , respectively. See "Coverage Ratios." Although the Company was profitable for the fiscal years ended November 30, 1992 , 1993 and 1994, there can be no assurance that it will continue to operate profitably, or have earnings or cash flow sufficient to cover its fixed charges. For the six months ended May 31, 1995, the Company reported a net loss of $3.2 million which was primarily attributable to a charge of $2.9 million for a private placement of warrants. See "Description of Capital Stock -- Other Warrants" and
"Management's Discussion and Analysis of Financial Condition and Results of
Operations" of the Form 10-Q dated May 31, 1995.

          United States Trade Sanctions Could Limit the Company's Sources of
Supply. The Company has historically been dependent on foreign sources, particularly Japan and China, for a majority of its products.

          The U.S. government historically has sought and is continuing to seek greater access to Japanese markets for U.S. goods. As a result, the U.S.
government has threatened from time to time to impose trade sanctions on products imported from Japan if it does not succeed in obtaining greater access for U.S. goods. During fiscal 1994, the United States government announced its intention to publish a list of products imported from Japan on which it might impose trade sanctions, in connection with Motorola, Inc.'s inability to obtain "comparable" access in Japan for its cellular products. Thereafter, Motorola, Inc. announced an agreement with the Japanese government, and the list was not published as announced. However, no assurance can be given that the United States government will not, in the future, publish a list of products

                                     - 11 -


imported from Japan upon which it may impose trade sanctions, which could include cellular products. Such products could also include products produced outside of Japan made from Japanese components. More recently, the U.S.
government has announced its intention to impose sanctions on certain automobiles imported from Japan because of the continuing inability to gain access to the Japanese market for specific U.S. products. Though the Company is not affected by these proposed sanctions it is indicative of the continued trade issues between the U.S. and Japan.

          In addition, the U.S. government has held discussions with China concerning violations of certain U.S. copyrights and trademarks. The U.S.
government proposed sanctions on Chinese products if a satisfactory solution was not reached. Cellular products were included within the proposed sanctions.
Subsequently, China and the United States reached an agreement and those sanctions were not imposed. There can be no assurance that the U.S. government will not, in the future, propose a list of products imported from China (or other countries), including cellular products, on which it may impose trade sanctions.

          If imposed, such sanctions may include, among other things, tariffs, duties, import restrictions or other measures. These sanctions could also include products produced outside of the sanctioned country with components made in the sanctioned country. The imposition of such sanctions would have a material adverse effect on the Company's financial condition and results of operations, which would include reduced margins due to the Company's inability to access alternative cellular products at a competitive cost, and could also include loss of market share to competitors that are less dependent on Japanese and Chinese suppliers and/or loss of revenue due to unavailability of product.

          In fiscal 1992, 1993 and 1994 and the first six months of fiscal 1995, the Company purchased 94.6%, 89.7%, 91.8% and 76.8%, respectively, of its total dollar amount of cellular product purchases from Japanese suppliers, and revenues from cellular products from Japanese suppliers comprised 46.6%, 46.3%, 47.8% and 51.5%, respectively, of the total revenues of the Company during those periods.

          No Assurance of Alternative Supply Sources. If trade sanctions similar to those referenced above are imposed, there is no assurance that the Company will be able to obtain adequate alternatives to its Japanese and Chinese supply sources. There is no assurance that, if obtained, alternatively sourced products or components would be delivered on a timely basis, of satisfactory quality, competitively priced, comparably featured or acceptable to the Company's customers. The Company believes that it could experience supply shortages as early as 90 days after such trade sanctions were introduced.
Additionally, it is likely that the Company would experience interruptions in its supply of mobile, transportable and portable cellular products before


                                     - 12 -


any alternative products could be obtained. Any such supply interruptions would have a material adverse effect on the Company's operating and earnings per share performance.

          In addition, as a result of conditions in China, there has been, and may be in the future, opposition to the extension of "most favored nation" trade status for China. Loss of China's "most favored nation" trade status would materially increase the cost of the products purchased from Chinese manufacturers, as such products would then become subject to substantially higher rates of duty.

          Risks of Currency Fluctuations.  The prices that the Company pays for the products purchased from its suppliers are principally denominated in
United States dollars.  Price negotiations depend in part on the relationship between the foreign currency of the foreign manufacturers and the United States dollar.  This relationship is determined by, among other things, market, trade and political factors.  Because the Company historically has been dependent on
Japanese suppliers for its cellular products, the yen to dollar relationship has been the most significant to the Company.  The value of the United States dollar
as of   June 28, 1995 was 85.90 yen; over the five years preceding that date the value of the United States dollar ranged from 159.85 yen to 80.15 yen.

          A decrease in the value of the United States dollar relative to a foreign currency increases the cost in United States dollars of products which
the Company purchases from foreign manufacturers.    Such an increase could
reduce the Company's margins or make the Company's products less price competitive.  No assurance is given that, if the value of the United States dollar continues to decrease relative to the yen, because of potential trade sanctions or otherwise, the Company will be able to competitively obtain or market the products it purchases from Japanese sources.

          Dependence   on Foreign Suppliers.  The Company's business is
dependent upon its suppliers' continuing to provide it with adequate quantities of salable product on a timely basis and on competitive pricing terms.
Substantially all of the Company's products are imported from suppliers in the
Pacific Rim.  There are no agreements in effect that require any manufacturer to supply the Company with product.  Accordingly, there can be no assurance that the Company's relationships with its suppliers will continue as presently in effect.  The loss of any significant supplier, substantial price increases imposed by any such supplier or the inability to obtain sufficient quantities of product on a timely basis, could have a material adverse effect on the Company's financial condition and results of operations.

          The Company's arrangements with its suppliers are subject to the risks of purchasing products from foreign suppliers, including risks associated with


                                     - 13 -


economic and/or political instability in countries in which such suppliers are located, and risks associated with potential import restrictions, currency fluctuations, foreign tax laws, import/export regulations, tariff, duty and freight rates and work stoppages. These risks may be increased in the Company's case by the concentration of its purchases of cellular products from suppliers in Japan and China. In addition, the Company may be subject to risks associated with the availability of and time required for the transportation of products from foreign countries. Because of the Company's dependence on such foreign suppliers, the Company is required to order products further in advance of customers' orders than would be the case if its products were manufactured domestically.

          Dependence on Toshiba. Since 1984, Toshiba has been the principal supplier of cellular telephone products to the Company, accounting for approximately 86.4%, 83.7%, 83.7% and 73.7% of the total dollar amount of the Company's cellular product purchases and approximately 48.0%, 46.9%, 45.5% and 49.8% of the total dollar amount of all product purchases by the Company in fiscal 1992, fiscal 1993, fiscal 1994 and the first six months of fiscal 1995, respectively. During fiscal 1992 and 1993, the Company was the sole distributor of Toshiba cellular telephone products in the United States. In
1994, Toshiba began to compete directly with the Company in the United States by marketing cellular telephone products through Toshiba's United States distribution subsidiary. The Company anticipates that Toshiba will continue to sell products to the Company as an original equipment customer; however, there is no agreement in effect that requires Toshiba to supply the Company with products, and there can be no assurance that Toshiba will continue to supply products to the Company or that any products supplied will be competitive with others in the market. In that regard, products that Toshiba develops for its distribution subsidiary may be similar or superior to those which it sells to the Company. Such direct competition from Toshiba could have a material adverse effect on the Company's financial condition and results of operations.

          Dependence on Cellular Carriers. The success of the Company's retail cellular telephone business is dependent upon the Company's relationship with certain cellular carriers. As a practical matter, the Company does not believe that it can operate at the retail level on a profitable basis without agency agreements with cellular carriers. The Company's agency agreements with cellular carriers are subject to cancellation by the carriers and give the carriers the right to unilaterally restructure or revise activation commissions and residual fees, which they have done from time-to-time. The agreements also provide that, for specified periods of time following the expiration or termination of a specific agreement, generally ranging from three months to two years, the Company cannot sell, solicit or refer cellular or wireless communication network services of the kind provided by the cellular carriers to other competing carriers in particular geographic areas. The cancellation or loss of one or more of these agreements could have a material adverse effect on the Company's financial condition and results of operations.


                                     - 14 -


          Impact of Elimination of Management Fees from and Reduction in
Equity in CellStar; Sale of CellStar Common Stock.  For the fiscal years ended
November 30, 1991, 1992 and 1993, approximately $4,825,000, $5,124,000 and
$5,147,000, respectively, of the Company's income was generated by management fees and equity in undistributed earnings from the operations of CellStar
Corporation ("CellStar"), a 50% owned joint venture.  In December 1993, CellStar completed the initial public offering (the "CellStar Offering") of CellStar common stock, par value $.01 per shares ("CellStar Common Stock").  In connection with the CellStar Offering, the Company sold 2,875,000 of its
6,750,000 shares of CellStar Common Stock.  After the CellStar Offering, the
Company owned 20.88% of the issued and outstanding CellStar Common Stock  and stopped accruing such management fees in July, 1993; however, the Company was entitled to its portion of the income from the equity in undistributed
earnings of CellStar, if any, for such time as the Company   continued to own at
least 20% of CellStar's outstanding common stock.  If the CellStar Offering had occurred on November 30, 1992, this accounting treatment would have resulted in net earnings being reduced by approximately $1,692,000 for the fiscal year ended
November 30, 1993.

          On June 2, 1995, the Company sold 1,500,000 shares of CellStar Common
Stock to Alan H. Goldfield, President of CellStar, for $11.50 per share upon exercise of an option for such shares by Mr. Goldfield. As a result thereof, the Company's ownership percentage in CellStar was reduced below 20% and will no longer account for its investment in CellStar under the equity method of accounting. On a pro forma basis, this change would have decreased pretax earnings for fiscal 1994 and the six months ended May 31, 1995 by approximately
$3,393,000 and $2,046,000, respectively. There can be no assurance that income from other sources will offset the loss of this income from CellStar. See
"Management's Discussion and Analysis of Financial Condition and Results of
Operations" of the Form 10-Q dated May 31, 1995.

          Competition. The Company operates in a highly competitive environment and believes that such competition will intensify in the future. Many of the Company's competitors are larger and have greater capital and management resources than the Company. Competition often is based on price, and therefore wholesale distributors and retailers, including the Company, generally operate with low gross margins. The Company also is affected by competition between cellular carriers. Increased price competition relating not only to cellular telephone products, but also to services provided by the Company to retail customers on behalf of cellular carriers, may result in downward pressure on the Company's gross margins (including that resulting from the loss of residual fees attributable to customers who change cellular carriers) and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's cellular products compete principally with cellular telephones supplied by Motorola, Inc., Nokia Mobile Phones, Inc.,


                                     - 15 -


Fujitsu Network Transmission Systems, Inc., Oki Electric Industry Co., Nippon
Electric Corp. and Toshiba. The Company's non-cellular products compete with other suppliers including Matsushita Electric Corp., Sony Corp. of America,
Directed Electronics, Inc. and Code Alarm, Inc., as well as divisions of well-known automobile manufacturers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Form 10-Q dated May 31,
1995.

          Risk of Inventory Obsolescence and Technological Change. The markets in which the Company competes are characterized by rapid technological change, frequent new product introductions, declining prices and intense competition. The Company's success depends in large part upon its ability to identify and obtain products necessary to meet the demands of the marketplace.
There can be no assurance that the Company will be able to identify and offer products necessary to remain competitive. The Company maintains a significant investment in its product inventory and, therefore, is subject to the risk of inventory obsolescence. If a significant amount of inventory is rendered obsolete, the Company's business and operating results would be materially and adversely affected. Alternative technologies to cellular, including enhanced specialized mobile radio ("ESMR") and personal communications service ("PCS"), may reduce the demand for cellular telephone products. The implementation of communications systems based upon any of these or other technologies could materially change the types of products sold by the Company and the service providers with whom the Company presently does business. Competing communications technologies also may result in price competition which could result in lower activation commission or residual fee rates payable to the Company and could have a material adverse effect on the financial condition and results of operations of the Company. From time to time, cellular carriers' technological limitations may result in a shortage of available cellular phone numbers, which could have the effect of inhibiting sales of the Company's cellular products.

          Possible Health Risks From Cellular Telephones. There have been lawsuits filed (including one such lawsuit against the Company and others) in which claims have been made alleging a link between the non-thermal electromagnetic field emitted by portable cellular telephones and the development of cancer, including brain cancer. To date, there have been relatively few medical studies relating to cellular telephones and the effects of non-thermal electromagnetic fields on health, nor are there any widely accepted theories regarding how exposure to a non-thermal electromagnetic field, such as the type emitted by a portable cellular telephone, could affect living cells or threaten health. The scientific community is divided on whether there is any risk associated with the use of portable cellular telephones and the magnitude of any such risk. There can be no assurance that medical studies or other findings, or continued litigation in this area, will not have a material adverse impact upon the financial condition and results of operations of the cellular telephone industry and the Company.


                                     - 16 -



            Risks Attributable to Foreign Sales.  For the fiscal years ended
November 30, 1992 , 1993 and 1994 and the six months ended May 31, 1995, approximately 12.4%, 12.6%, 13.8% and 18.5%, respectively, of the Company's net sales were generated from sales in Canada, Europe, Latin America, Asia, the Middle East and Australia. Foreign sales are subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, increased credit risks, foreign tax laws, changes in import/export regulations and tariff and freight rates. Political and other factors beyond the control of the Company, including trade disputes among nations or internal instability in any nation where the Company sells products, could have a material adverse effect on the financial condition and results of operations of the Company.

          Risk Attributable to Retail Sales. A significant portion of the Company's customer base may be susceptible to downturns in the retail economy, particularly in the consumer electronics industry. Additionally, customers specializing in certain automotive sound, security and accessory products may be negatively impacted by fluctuations in automotive sales. Certain of the Company's significant customers are also believed by the Company to be highly leveraged. Accordingly, a downturn in the retail economy could have a material adverse effect on the financial condition and results of operations of the Company.

          Leverage and Debt Service. As of May 31, 1995, the Company had outstanding total interest bearing indebtedness of approximately $141.3 million and a total debt-to-total capital ratio of .61 to 1. Although a portion of the net proceeds from the sale of the Debentures and the CellStar
Offering was used to retire a significant portion of the Company's existing indebtedness, the Company continues to have substantial annual fixed debt service requirements including those attributable to the Company's Series AA
10.80% Convertible Debentures due February 9, 1996 (the "Series AA Convertible
Debentures") and Series BB 11.00% Convertible Debentures due February 9, 1996
(the "Series BB Convertible Debentures"), the Debentures and the Company's
Credit  Agreement, as amended in May, 1995 (the "Second Amended and Restated
Credit Agreement"). The ability of the Company to make principal and interest payments under the Company's long-term indebtedness and bank loans will be dependent upon the Company's future performance, which is subject to financial, economic and other factors affecting the Company, some of which are beyond its control. There can be no assurance that the Company will be able to meet its fixed charges as such charges become due. See " -- History of Losses."

          Subordination of Debentures. The Debentures are effectively subordinated to all current and future Senior Indebtedness of the Company and its subsidiaries. Senior Indebtedness includes all indebtedness of the Company, whether existing on or created or incurred after the date of issuance of the


                                     - 17 -


Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. Since the Debentures contain no restrictions on the incurrence of further indebtedness, the Company would be permitted to incur additional subordinated or Senior Indebtedness. See
"Descriptions of the Debentures--Subordination ."

          Restrictive Covenants.  The Second Amended and Restated Credit
Agreement contains certain restrictive covenants which impose prohibitions or limitations on the Company with respect to, among other things, (i) the ability to make payments of principal, interest or premium on, subordinated indebtedness of the Company, (ii) the incurrence of indebtedness, (iii) capital expenditures,
(iv) the creation or incurrence of liens, (v) the declaration or payment of dividends or other distributions on, or the acquisition, redemption or retirement of, any shares of capital stock of the Company and (vi) mergers, consolidations and sales or purchases of substantial assets, and require that the Company satisfy certain financial tests and maintain certain financial ratios. Failure to comply with such covenants could result in a default under the Second Amended and Restated Credit Agreement which could have a material adverse effect on the financial condition and results of operations of the Company.

          Absence of Existing Market for the Debentures. Prior to this Offering, there has not been any public market for the Debentures, although the Debentures have been eligible for trading through PORTAL. There can be no assurance that an active trading market for the Debentures will develop or, if such market develops, as to the liquidity or sustainability of such a market.
The Initial Purchasers have each informed the Company that they intend to make a market in the Debentures; however, none of the Initial Purchasers is obligated to do so and any such market-making activity may be terminated at any time without notice to the holders of the Debentures. In addition, such market-making activity will be subject to the limits of the Securities Act. Accordingly, no assurance can be given that a holder of the Debentures or the underlying Class A
Common Stock will be able to sell such Debentures or the underlying Class A
Common Stock in the future or as to the price at which any sale may occur.

          Possible Volatility of Stock Price. Since 1991, the market price of the Class A Common Stock has experienced a high degree of volatility. There can be no assurance that such volatility will not continue or become more pronounced. In addition, recently the stock market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of the Class A Common Stock without regard to the operating performance of the Company. The Company believes that factors such as quarterly fluctuations in the financial results of the Company or its competitors and general conditions in the industry, the


                                     - 18 -


overall economy and the financial markets could cause the price of the Class A
Common Stock to fluctuate substantially.

          Shares Eligible for Future Sale; Dilution. The Company has approximately 3,406,326 shares of Class A Common Stock held by members of the public that are able to trade without restriction. Sales of a substantial number of additional shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock. As of June 28, 1995, 3,672,317 shares of Class A Common Stock were issuable upon conversion of the Debentures , 1,023,028 shares of Class A Common Stock were issuable upon conversion of the Series AA Convertible Debentures and Series BB
Convertible Debentures, 100,000 shares of Class A Common Stock were issuable upon exercise of the Blau Warrant, 50,000 shares of Class A Common Stock were issuable upon exercise of the warrant issued to James Maxim (the "Maxim
Warrant") and 1,668,875 shares of Class A Common Stock were issuable upon exercise of certain warrants issued in a private placement that closed on May 9, 1995 (the "Warrants"). Exercise or conversion, as the case may be, of a substantial amount of the company's presently outstanding warrants, the Debentures, the Series AA Convertible Debentures or the Series BB Convertible
Debentures or sale of the Class A Common Stock underlying such debentures or warrants also could adversely affect the market price of the Class A Common
Stock, due to the large number of shares issuable upon conversion or exercise of such debentures or warrants in comparison to the relatively small number of shares held by members of the public that are able to trade without restriction.
The Company has granted the holders of the Series AA Convertible Debentures, the Series BB Convertible Debentures and the warrants certain registration rights relating to the Class A Common Stock issuable upon conversion or exercise of such debentures or warrants, as the case may be. In addition, as of June 28, 1995, (i) John J. Shalam, President and Chief Executive Officer of the Company, owned 3,366,762 shares of Class A Common Stock (including for this purpose all of the shares subject to the Shalam Option (as defined below)) and 1,883,198 shares of Class B Common Stock of the Company, par value $.01 per share ("Class
B Common Stock"), which are convertible into an equal number of shares of Class
A Common Stock and (ii) other affiliates (as such term is defined the Securities
Exchange Act of 1934, as amended (the "Exchange Act")) of the Company owned
4,700 shares of Class A Common Stock and 377,756 shares of Class B Common Stock, which are convertible into an equal number of shares of Class A Common Stock.
Sales by such persons of a substantial number of shares of Class A Common Stock or Class B Common Stock (collectively, "Common Stock") could adversely affect the market price of the Class A Common Stock.

          John J. Shalam, Chief Executive Officer of the Company, granted the
Company an option (the "Shalam Option") to purchase 1,668,875 shares of Class A
Common Stock.  The purchase price per share of the Class A Common Stock (the


                                     - 19 -


"Shalam Option Price") is equal to the sum of (a) the Warrant exercise price of $71/8 plus (b) an additional amount intended to reimburse Mr. Shalam for any additional taxes per share required to be paid by Mr. Shalam as a result of the payment of the Shalam Option Price being treated for federal, state and local income tax purposes as the distribution to Mr. Shalam of a dividend rather than as a payment to Mr. Shalam for the sale of his Class A Common Stock to the Company pursuant to the Shalam Option. See "Description of Capital Stock--Other
Warrants."

          The independent members of the Board of Directors may elect not to exercise the Shalam Option in whole or in part in connection with the exercise of Warrants if such board members believe it is in the best interests of the Company not to exercise all or part of the Shalam Option. The decision by the independent members of the Board of Directors not to exercise the Shalam Option, in whole or in part, would result in an increase in the number of shares of Class A Common Stock outstanding and available for future sale and could result in dilution to the holders of Common Stock.


          Dependence on Existing Management. The continued success of the Company is substantially dependent on the efforts of John J. Shalam, President and Chief Executive Officer, Philip Christopher, Executive Vice President, and
Charles M. Stoehr, Senior Vice President and Chief Financial Officer. The loss or interruption of the continued full time services of any of such individuals could have a material adverse impact on the Company's business operations, prospects and relations with its suppliers. The Company does not have employment contracts with any of these persons, nor have any of these persons signed agreements binding them not to compete with the Company following the termination of their employment with the Company. The Company maintains a "key man" life insurance policy only on John J. Shalam.


          Voting Rights of Class A Common Stock and Voting Control by
Principal Stockholder. The voting rights of holders of Class A Common Stock into which the Debentures are convertible and for which all of the Company's outstanding warrants are exercisable are limited by the Company's Certificate of Incorporation. Each share of Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to ten votes per share.
Both classes vote together as a single class except with respect to the election and removal without cause of directors and as otherwise may be required by Delaware law. With respect to the election of directors, the holders of shares of Class A Common Stock, voting as a separate class, are entitled to elect 25%
(rounded up to the nearest whole number) of the authorized number of directors of the Company and the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors. The rights of holders of Class A Common Stock and Class B Common Stock with respect to the election of directors will be subject to certain adjustments under specified circumstances.


                                     - 20 -


See "Description of Capital Stock--Class A Common Stock and Class B Common
Stock." John J. Shalam has effective voting control of the Company and can elect a majority of the directors through his ownership of 3,366,762 shares of Class A Common Stock (including the shares of Class A Common Stock subject to the Shalam Option) and 1,883,198 shares of Class B Common Stock, which gives him approximately 85.5% of the aggregate voting power of the issued and outstanding
Common Stock. Pending exercise of the Shalam Option, Mr. Shalam will have voting control of the shares of Class A Common Stock subject to the Shalam
Option. The disproportionate voting rights of the Class A Common Stock and the Class B Common Stock may effectively preclude the Company from being taken over in a transaction not supported by John J. Shalam, may render more difficult or discourage a merger proposal or a tender offer, may preclude a successful proxy contest or may otherwise have an adverse effect on the market price of the Class A Common Stock. See "Description of Capital Stock--Effects of
Disproportionate Voting Rights."

                                   THE COMPANY

          Audiovox Corporation (together with its subsidiaries, the "Company") designs and markets cellular telephones and accessories, automotive aftermarket sound and security equipment, other automotive aftermarket accessories, and certain other products. The Company's corporate headquarters is located at 150
Marcus Boulevard, Hauppauge, New York 11788, and its telephone number at that address is 516-231-7750.

                                 USE OF PROCEEDS

          The Debentures and the shares of Class A Common Stock offered by the Selling Debentureholders are not being sold by the Company, and the Company will not receive any proceeds from the sale thereof. The Company will receive proceeds of $750,000 in the event the Blau Warrant is exercised in full prior to expiration. These proceeds will be used, as and if received by the Company, to purchase inventory and for other working capital or general corporate needs.


                                     - 21 -

                                COVERAGE RATIOS

          The Company's Ratio of Earnings (Loss) to Fixed Charges for each of the periods indicated is as follows:


                                                              Six Months Ended
              Years Ended November 30,                          May 31, 1995
              ------------------------                        ----------------
1990         1991        1992          1993         1994
- ----         ----        ----          ----         ----
(1)          (1)         2.0x          2.9x         6.3x          (1)

______________
(1)       During fiscal years 1990 and 1991 and the six months ended May 31,
1995, earnings were insufficient to cover fixed charges by approximately
$4,792,000, $15,098,000 and $3,157,000, respectively.


          The Ratio of Earnings (Loss) to Fixed Charges represents the number of times earnings cover fixed charges. Earnings consists of income (losses) before the provision for (recovery of) income taxes and fixed charges. Fixed charges consist of gross interest expense and related bank charges, amortization of debt issuance costs and an estimation of that portion of rental expense from operating leases deemed to be attributable to interest.

                            SELLING DEBENTUREHOLDERS


          The Debentures were issued by the Company to the Initial Purchasers on March 15, 1994 pursuant to a private placement, and were acquired by the Selling
Debentureholders (other than the Initial Purchasers) in connection with resale transactions with the Initial Purchasers pursuant to Rule 144A and Regulation S under the Securities Act or from other holders acquiring such Debentures from prior holders thereof. In the case of Oppenheimer & Co., Inc., the Debentures were acquired from both the Company and third parties in the market. The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Debentureholder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Debentures or Class A Common Stock, none of the Selling
Debentureholders has had any material relationship with the Company within the past three years, except as provided herein. The table has been prepared based upon information furnished to the Company by the Trustee for the Debentures, by The Depository Trust Company and by or on behalf of the Selling
Debentureholders.



                                     - 22 -



                                                                           Principal Amount
                                                                            of Debentures       Principal Amount of    Percent of
                                                                             Beneficially     Debentures that May be   Outstanding
                                                                               Owned ($)             Sold ($)          Debentures
Name

SC Fundamental Value Fund, L.P.                                               12,067,000              12,067,000        18.6

SC Fundamental Value BVI, Ltd.                                                 7,458,000               7,458,000        11.5

Oppenheimer & Co., Inc.                                                        6,165,000               6,165,000        9.5

Commonwealth Life Ins. Co. - Stocktrac (Teamsters I)                           3,200,000               3,200,000        4.9

Grouot Securite                                                                3,000,000               3,000,000        4.6

Nap & Co.                                                                      2,625,000               2,625,000        4.0

Rochester Fund Series - The Bond Fund for Growth                               2,500,000               2,500,000        3.8

Dean Witter Convertible Securities Trust                                       2,500,000               2,500,000        3.8

Offshore Strategies                                                            1,750,000               1,750,000        2.7

TCW Convertible Securities Fund                                                1,535,000               1,535,000        2.4

JMG Capital Partners, L.P.                                                     1,400,000               1,400,000        2.2

Libertyview Plus Fund                                                          1,250,000               1,250,000        1.9

State of Michigan Employees Retirement Fund                                    1,060,000               1,060,000        1.6

Kellner, DiLeo & Co.                                                           1,000,000               1,000,000        1.5

Northman & Co.                                                                   765,000                 765,000        1.2

BKP Convertible Trading, L.P.                                                    750,000                 750,000        1.2

                                     - 23 -


Sage Capital                                                                     700,000                 700,000        1.1

TCW Convertible Strategy Fund                                                    690,000                 690,000        1.1

Connecticut Mutual Life Insurance Company                                        675,000                 675,000        1.0

North Dakota State Workers                                                       580,000                 580,000        0.9

Zazove Convertible Fund, L.P.                                                    560,000                 560,000        0.9

Owk & Co.                                                                        525,000                 525,000        0.8

Fuelship & Co.                                                                   510,000                 510,000        0.8

Blazemaster & Co.                                                                500,000                 500,000        0.8

Angelo, Gordon & Co., L.P.                                                       500,000                 500,000        0.8

Winchester Convertible Plus, Ltd.                                                450,000                 450,000        0.7

TCW/DW Income and Growth Fund                                                    425,000                 425,000        0.7

Quasar International Partners, C.V.                                              420,000                 420,000        0.6

Davos Partners, L.P.                                                             420,000                 420,000        0.6

North Dakota State Employees                                                     345,000                 345,000        0.5

Octant & Co.                                                                     300,000                 300,000        0.5

Hare & Co. FBO Christian Science Trustees for Gifts and Endowments               300,000                 300,000        0.5

Catholic Mutual Relief Society Retirement Income Trust (Plan)                    290,000                 290,000        0.4

Catholic Mutual Relief Society of America                                        260,000                 260,000        0.4

Verdant Investors Group                                                          250,000                 250,000        0.4

St. Claire, L.P.                                                                 250,000                 250,000        0.4

Palladin Partners                                                                250,000                 250,000        0.4


                                     - 24 -

Colonial Penn Life Ins. Co.                                                      250,000                 250,000        0.4

Colonial Penn Insurance Co.                                                      250,000                 250,000        0.4

Community National Assurance Company                                             100,000                 100,000        0.2

Parsenn Partners Limited                                                          80,000                  80,000        0.1

SC Fundamental Inc. Employee Profit Sharing                                       75,000                  75,000        0.1

Adrienne Partners, L.P.                                                           60,000                  60,000        0.1

Nikolas Pappis                                                                    50,000                  50,000        0.1

Khurshid Khan                                                                     50,000                  50,000        0.1

Georgios Petrou                                                                   50,000                  50,000        0.1

Erinyes & Co.                                                                     50,000                  50,000        0.1

Bost & Co.                                                                        50,000                  50,000        0.1

Vasilios Leonardos                                                                25,000                  25,000        -

Vasilios Kalantzis                                                                25,000                  25,000        -

Georgios Nikolopoulos                                                             25,000                  25,000        -

Georgios Arsenis                                                                  25,000                  25,000        -

Anastasios Pantos                                                                 25,000                  25,000        -

Richcourt & Strategies, Inc.                                                      20,000                  20,000        -

Potoula Kosteas                                                                   20,000                  20,000        -

Emanouil Papadogiannakis                                                          15,000                  15,000        -

Ioannis Rozakos                                                                   10,000                  10,000        -


                                     - 25 -

Georgios Papagounos                                                               10,000                  10,000        -

Other Selling Debentureholders                                                 5,510,000               5,510,000              8.5

Total                                                                         65,000,000              65,000,000      100.0



          Information concerning the Selling Debentureholders may change from time to time and will be set forth in Supplements to this Prospectus. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $65,000,000.


          Because the Selling Debentureholders may offer all or some of the Debentures and shares of Class A Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Class A Common Stock that will be held by the Selling Debentureholders after completion of this offering, no estimate can be given as to the principal amount of Debentures or shares of Class A Common Stock that will be held by the Selling Debentureholders after completion of this offering. See "Plan of Distribution."

                          DESCRIPTION OF THE DEBENTURES


          The Debentures have been issued under an Indenture, dated as of March 15, 1994 (the "Indenture"), between the Company and Continental Stock Transfer & Trust Company, as trustee (the "Trustee"). As used in this "Description of the Debentures," the term "Company" refers only to Audiovox Corporation and the term "Subsidiary" refers to any Person (as herein defined) of which more than 50% of the outstanding voting stock is owned by the Company and/or one or more other Subsidiaries of the Company.


          The following summary of certain provisions of the Indenture, the Debentures and the Registration Rights Agreement, dated as of March 15, 1994 (the "Registration Rights Agreement"), by and among the Company and the Initial Purchasers does not purport to be complete, and where reference is made to particular provisions of the Indenture, the Debentures or the Registration Rights Agreement, such provisions are qualified in their entirety by reference to all of the provisions of the Indenture, the Debentures and the Registration Rights Agreement, as the case may be, including the definitions therein of certain terms.

General


          The Debentures are limited to $65,000,000 aggregate principal amount, are unsecured subordinated obligations of the Company and will mature on March 15, 2001. As of the date hereof, the aggregate principal amount of Debentures outstanding is $65,000,000. The Debentures bear interest from the date of issuance and authentication at the rate per annum shown on the cover page of this Prospectus. Interest is payable semiannually on March 15 and September 15 (each, an "Interest Payment Date"), which payments commenced September 15,
1994, to the person in whose name the Debentures are registered, subject to certain exceptions, at the close of business on February 28 and August 31 (each, a "Regular Record Date"), as the case may be, next preceding such Interest Payment Date. Principal of (and premium and any Liquidated Damages , if any) and interest on the Debentures are payable, and the Debentures are convertible and transfers thereof are registrable, at the office of the Trustee, Two Broadway, New York, New York 10004, Attention: Steven G. Nelson, provided that, at the option of the Company, payments of interest and Liquidated Damages may be made by check mailed to the address of the person entitled thereto as it appears on the Security Register (as such term is defined in the Indenture). (Sections 202 and 301.)



          There is no established trading market for the Debentures. The Company has been advised by Oppenheimer & Co., Inc. that it intends to make a market in the Debentures; however, it is not obligated to do so and Oppenheimer &
Co., Inc. may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures. The Company has applied for listing of the Debentures and the underlying Class A Common Stock on the American Stock Exchange.


          The covenants and provisions contained in the Indenture and the Debentures would not necessarily afford the Holders of the Debentures protection in the event of a highly leveraged transaction involving the Company, including a leveraged transaction initiated or supported by the Company, the management of the Company or any Affiliate of such Persons (as such terms are hereinafter defined).

Conversion Rights

          The Debentures or portions thereof (which are $1,000 or integral multiples thereof), unless called for prior redemption, are convertible into shares of Class A Common Stock, at the Holders' option, at any time prior to maturity, at the initial Conversion Price stated on the cover page of this Prospectus, subject to adjustment as described below. The right to convert Debentures, or portions thereof (which are $1,000 or integral multiples thereof), will terminate at the close of business on the Redemption Date or the Purchase Date (as each such term is hereinafter defined). (Section 1201.)

          No adjustment will be made on conversion of any Debenture for interest or dividends. Debentures surrendered for conversion during the period from the close of business on any Regular Record Date to the next succeeding Interest Payment Date (unless called for redemption during that period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Debentures being surrendered for conversion. In the case of any Debenture which has been converted after any Regular Record Date but on or before the next Interest Payment Date, interest payable on such Interest Payment Date shall be paid to the registered Holder of such Debenture on the Regular Record Date notwithstanding such conversion. Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price of the Class A Common Stock. (Section 1202 and Section 1203.)

          The Conversion Price is subject to adjustment in certain events under formulas set forth in the Indenture, including: (i) the issuance of any shares of Common Stock to holders of any class of Common Stock as a dividend or distribution; (ii) the issuance to the holders of any class of Common Stock of rights, options or warrants entitling them to subscribe for or purchase shares of any class of Common Stock for a price per share less than the then current market price per share of Class A Common Stock (excluding for this purpose rights, options and warrants issued under the Company's existing benefit plans ("Existing Options"), additional rights, options and warrants issued to employees to purchase up to an aggregate of 500,000 shares of Common Stock exercisable on a per share basis for at least 85% of the current per share market price of Class A Common Stock on the date of grant ("Additional Options"), and certain rights, options and warrants ("Special Stockholder Rights") which are not exercisable until the occurrence of a specified event or events (the adjustment for the issuance of such Special Stockholder Rights to be made if and when such Special Stockholders Rights become exercisable)); (iii) subdivisions, combinations and reclassifications of any class of Common Stock;
(iv) the distribution to holders of Common Stock of evidences of indebtedness or assets of the Company (including securities, but excluding those rights, warrants, dividends and distributions referred to above, Existing Options, Additional Options, Special Stockholder Rights and the cash portion of any dividends and distributions paid in whole or in part in cash); (v) distributions consisting of cash (excluding any cash distributed upon a merger or consolidation to which the third succeeding paragraph applies or cash paid in connection with the purchase of outstanding Common Stock at a per share price equal to or less than the then current market price per share of Class A Common Stock or purchases of Debentures upon the occurrence of a Risk Event or Redemption Event (as such terms are defined herein)) to holders of Common Stock in an aggregate amount that, combined together with (a) other such cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (b) the amount by which any cash and the fair market value (as determined in good faith by the Company's Board of Directors) of other consideration paid in excess of the then current aggregate market price of shares tendered in respect of any tender offer by the Company or any of its Subsidiaries for any shares of Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the then current aggregate market price of the Common Stock (assuming the market price of each share of Common Stock is equal to the per share market price of Class A Common Stock) then outstanding; and (vi) the successful completion of a tender offer made by the Company or any of its Subsidiaries for all or a portion of any class of Common Stock to the extent the fair market value (as determined in good faith by the Company's Board of Directors) of the aggregate consideration paid in excess of the current aggregate market price of the shares tendered in connection with such tender offer, together with (a) the amount by which any cash and other consideration paid in excess of the then current market price of shares tendered in any tender offers by the Company or any of its Subsidiaries for any class of Common Stock concluded within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment has been made and (b) the aggregate amount of any cash distributions referred to in (v) above to holders of Common Stock within the 12 months preceding the expiration of such tender offer and in respect of which no adjustments have been made, exceeds 12.5% of the then current aggregate market price of the Common Stock on the expiration of such tender offer (assuming the market price of each share of Common Stock is equal to the per share market price of Class A Common Stock). If previously adjusted in respect of any rights, options or warrants referred to in (ii) above, the Conversion Price shall be re-adjusted to the extent any such rights, options or warrants expire unexercised. (Section 1204.)

          Except as stated in the preceding provisions, the initial Conversion Price will not be adjusted for issuances of shares of Class A Common Stock at less than the then current market price of the Class A Common Stock or the then current Conversion Price of the Debentures upon the exercise of present or future stock options granted by the Company to its employees. Moreover, no adjustment will be made unless such adjustment would require a change of at least 1% in the Conversion Price then in effect, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company has reserved the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for Federal tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients. (Section 1204.)

          In the event that the Company shall distribute rights, options or warrants (other than those referred to in (ii) in the second preceding paragraph) ("Rights") pro rata to holders of the Class A Common Stock, so long as any such Rights have not expired or been redeemed, the Holder of any Debenture surrendered for conversion, in whole or in part, will be entitled to receive upon such conversion, in addition to the shares of Class A Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of Class A Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such conversion occurs after such Distribution Date, the same number of Rights to which a holder of the number of shares of Class A Common Stock into which such Debenture, or portion thereof, so converted was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the Rights. The Conversion Price of the Debentures will not be subject to adjustment on account of any declaration, distribution or exercise of such Rights. (Section 1204.)

          In case either of the following occurs: (i) any consolidation or merger involving the Company other than a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Class A Common Stock; or (ii) any sale or transfer of all or substantially all of the assets of the Company, each Debenture will, without the consent of any Holder thereof, become convertible only into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Class A Common Stock into which such Debenture could have been converted immediately prior to such consolidation, merger, sale or transfer (assuming such holder of shares of Class A Common Stock is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made (or an Affiliate of such Person), and failed to exercise any rights of election and received per share of Class A Common Stock the kind and amount of cash or other property received per share of Class A Common Stock by a plurality of non-electing shares). The foregoing provision will not affect the right of any Holder of the Debentures to receive the Purchase Price (as such term is hereinafter defined) in the event of such Holder's election to require the Company to purchase the Debentures upon a Risk Event or a Redemption Event (as each such term is hereinafter defined). (Section 1211.)

          In the event of a distribution of property to the Company's stockholders which would be taxable as a dividend for Federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the

Company, but generally not stock dividends on or rights to subscribe for Class A Common Stock) to holders of the Class A Common Stock that results in an adjustment of the Conversion Price of the Debentures pursuant to the antidilution provisions described above, the Holders of the Debentures may, in certain circumstances, be deemed to have received a taxable dividend for Federal income tax purposes.


          The Company will use its best efforts to cause all registrations with, and to obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required in connection with the conversion of the Debentures into shares of Class A Common Stock. If at any time during the three-year period following the Closing Date a registration statement under the Securities Act covering the Conversion Shares is not effective, such shares (the "Restricted Shares") may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from or otherwise in a transaction not subject to, the registration requirements of the Securities Act, and, if a registration statement under the Securities Act is not effective at the time of a conversion, the Restricted Shares will bear a legend to that effect. The transfer agent for the Class A Common Stock will not be required to accept for registration or transfer any Restricted Shares, except upon presentation of satisfactory evidence that these restrictions on transfer have been complied with, all in accordance with such reasonable regulations as the Company may from time to time agree with the transfer agent. Under certain circumstances, the Holders of the Debentures and shares of Class A Common Stock
issued in exchange therefor will be entitled to   Liquidated Damages with
respect to such period. See "Registration Rights; Liquidated Damages" below.


          The Indenture contains a covenant which prevents the Company from granting any voting rights (other than as required by applicable law) to any share of Preferred Stock (as such term is defined in the Certificate of Incorporation of the Company). (Section 1007.)

Redemption at Option of the Company

          The Debentures are not redeemable by the Company prior to March 15, 1997. On or after March 15, 1997, the Debentures are redeemable on at least 30 days' notice and not more than 60 days' notice, at the option of the Company, in whole at any time or in part from time to time at the redemption prices set forth below. (Sections 1101 and 1105.)

          The redemption prices (expressed as percentages of principal amount), to which are added accrued interest and Liquidated Damages, if any, to the date fixed for redemption (the "Redemption Date"), if redeemed during the 12-month period beginning March 15 of the years indicated, are as follows:

YEAR                                                                PERCENTAGE

1997.............................................................     103.12%
1998.............................................................     102.08%
1999.............................................................     101.04%

and from March 15, 2000 and thereafter at 100% of the principal amount. (Section 203.)

          If less than all of the Debentures are to be redeemed, the Trustee will select the Debentures or portions thereof to be redeemed on a pro rata basis, or by such other method that complies with the requirements of any exchange or market, if any, on which the Debentures are listed or traded, as the Trustee deems fair and appropriate, that provides for the selection for redemption of portions (equal to $1,000 or any integral multiple thereof) of the principal amount of the Debentures of a denomination larger than $1,000. In the event of redemption of a Debenture in part only, a new Debenture of like tenor for the unredeemed portion will be issued in the name of the Holder of the Debenture upon the cancellation thereof. (Sections 1104 and 1108.)

          Any Debentures called for redemption, unless surrendered for conversion on or before the Redemption Date, are subject to being purchased from the Holder at the then applicable redemption price set forth above plus accrued interest and Liquidated Damages, if any, by one or more investment banks or other purchasers who may agree with the Company to purchase such Debentures and convert them into shares of Class A Common Stock. The Company will, at least 60 days (in case of any redemption at the election of the Company of less than all of the Debentures) or 45 days (in the case of a redemption at the election of the Company of all of the Debentures) prior to the Redemption Date fixed by the Company (unless a shorter notice is satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the principal amount of Debentures to be redeemed. (Sections 1103 and 1109.)

Purchase at Option of Debentureholders Upon a Risk Event or a Redemption Event

          In the event that a Risk Event or a Redemption Event (as such terms are hereinafter defined) shall occur, each Holder of Debentures will have the right, at the Holder's option, to require the Company to purchase such Holder's Debentures, in whole or in part (which are $1,000 or integral multiples thereof), on the date (the "Purchase Date") that is 45 days after the date of the Company Notice (as such term is hereinafter defined), at 101% of the principal amount of the Debentures to be purchased, plus accrued interest and any accrued Liquidated Damages to the Purchase Date (the "Purchase Price"). However, the Company's bank credit facility includes as an event of default the occurrence of a Risk Event or a Redemption Event, and any repurchase of Debentures by the Company from any Holder following the occurrence of a Risk Event or a Redemption Event could be blocked pursuant to the subordination provisions of the Indenture (See "Subordination" below). Thus, Holders of Debentures would be effectively precluded from exercising their rights to require the Company to repurchase Debentures following a Risk Event or a Redemption Event during the effectiveness of the credit facility. Future credit facilities the Company may enter into are also likely to contain provisions which would allow the lenders thereunder to prevent repurchase of the Debentures following a Risk Event or Redemption Event.

          In the event that a Risk Event or a Redemption Event shall occur and the Company shall have not called for the redemption of all the outstanding Debentures prior to the occurrence of such Risk Event or Redemption Event, the Company (or at the Company's request, the Trustee) shall give notice (the "Company Notice") of such occurrence on or before the thirtieth day after the occurrence of such Risk Event or Redemption Event. The Company Notice shall state the Purchase Date, the date by which the Holder must notify the Company of such Holder's intention to exercise the purchase right, the procedure which such Holder must follow to exercise such right, the Conversion Price then in effect, the Purchase Price and, in the case of a Risk Event, that the Company will pay all or a portion of the Purchase Price in cash, and if not all in cash, that the non-cash portion will be paid in shares of Class A Common Stock having a current market price not less than the non-cash portion of the Purchase Price, or, in the case of a Redemption Event, that the Purchase Price shall be paid all in cash. The Company must deliver a copy of such Company Notice to the Trustee. To exercise such purchase right, the Holder of a Debenture must deliver written notice to the Trustee on or before the thirtieth day after the date of the Company Notice, together with the Debenture or Debentures with respect to which the right is being exercised, duly endorsed for transfer. An exercise of the option to require the Company to purchase a Debenture is irrevocable, except that a Holder retains the right to require Debentures submitted for such purchase to be converted into shares of Class A Common Stock prior to the close of business on the Purchase Date so long as the Holder has complied with the procedures for conversion. (Sections 1401 and 1402.)


          A "Risk Event" will be deemed to have occurred at such time after the original issuance of the Debentures as: (i) all or substantially all of the Company's assets are sold, leased or transferred, in one or a series of related transactions, to any Person other than to the Company or any of its Subsidiaries; (ii) a plan relating to the liquidation or dissolution of the Company is adopted other than following a transaction in compliance with the Merger and Sale of Assets by the Company restrictions described below; or (iii) any Person other than John J. Shalam and/or any of his Affiliates or Associates becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting Equity Interests (as such term is defined hereinafter) of the Company. (Section 1403.)


          A "Redemption Event" will be deemed to have occurred at such time after the original issuance of the Debentures as the Class A Common Stock (or other common stock or securities into which the Debentures are then convertible) is not listed for trading on a United States national securities exchange or admitted for trading in the NASDAQ-National Market System. (Section 1403.)

          "Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 5% or more of the aggregate voting power of such Person's voting Equity Interests or any officer or director of any such Person; or (iii) with respect to any natural Person, any natural Person having a relationship with such Person by blood, marriage or adoption, not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. (Section 101.)

          "Associate" means, with respect to John J. Shalam: (i) any Person having a relationship with John J. Shalam by blood, marriage or adoption, not more remote than first cousin ("Family Members"); (ii) any trust or other estate in which John J. Shalam or any Family Member or Family Members have, individually or in the aggregate, a substantial beneficial interest; (iii) upon his death or incapacity, the legal representative (or any Person acting in a similar fiduciary capacity) of John J. Shalam's estate or assets and the beneficiaries, heirs and distributees thereof; or (iv) any Person as to which John J. Shalam and/or any Family Member or Family Members are the beneficial owners of more than 50% of the voting power of the voting Equity Interests of such Person. For the purposes of this definition, "beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act. (Section 1403.)

          "Corporation" means a corporation, association, company, joint-stock company or business trust. (Section 101.)

          "Equity Interest" of: (i) a partnership means any and all interests, units, participations or other equivalents (however designated and whether or not voting) of partnership interests in such partnership, including all classes and series of such interests; and (ii) a Corporation means any and all shares, interests and participations (however designated and whether or not voting) in such Corporation's preferred or common equity (or comparable equity interests), including all classes and series of such equity. (Section 101.)

          "Person" means any individual, Corporation, limited or general partnership, joint venture, trust, unincorporated organization, "group" (as such term is used in Section 13(d)(3) of the Exchange Act) or any other entity, including a government or any agency or political subdivision thereof. (Section 101.)

          The right to require the Company to purchase Debentures as a result of a Risk Event or a Redemption Event is limited by the terms of the Company's bank credit facility, and may be limited by the terms of loan or credit agreements which the Company may enter into from time to time. As a result, any purchase could, absent a waiver, be prohibited by the subordination provisions of the Indenture. Accordingly, the purchase of the Debentures as a result of a Risk Event or a Redemption Event could be subject to the prior payment by the Company of outstanding Senior Indebtedness. Failure by the Company to purchase the Debentures within 30 days of when required upon a Risk Event or a Redemption Event, absent a waiver, will result in an Event of Default under the Indenture whether or not such purchase is permitted by the subordination provisions of the Indenture.

          The purchase option of a Holder upon a Risk Event or a Redemption Event could constitute an "issuer tender offer" as defined in Rule 13e-4 promulgated under the Exchange Act. Rule 13e-4 requires the dissemination of certain information to security holders in such an event. The Company will be obligated to comply with this Rule to the extent applicable at that time.

Subordination of Debentures

          The payment on account of the principal (and premium, if any), interest on, Liquidated Damages with respect to, and the Redemption Price or Purchase Price of, the Debentures is subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of all Senior Indebtedness of the Company. (Section 1301.)


          Senior Indebtedness means: (a) all indebtedness of the Company, including the principal of and premium, if any, and interest on such indebtedness, whether outstanding on the date of the Indenture, or thereafter created, (i) for borrowed money (including certain fees and expenses and other amounts owing under the Company's bank credit facility), (ii) constituting purchase money indebtedness for which the Company is liable; (iii) for reimbursement obligations under bank letters of credit and standby letters of credit, (iv) under any lease of any real or personal property, which obligations are capitalized on the Company's books, (v) in respect of periodic, settlement or maturity payments under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements, (vi) under documentary acceptances and bankers' acceptances, (vii) under airway releases and steamship guarantees, (viii) relating to indebtedness of others of the kinds referred to in (i) through (vii) above guaranteed or assumed, directly or indirectly, by the Company , and (ix) under the Series AA Convertible Debentures or the Series BB Convertible Debentures, or the agreement pursuant to which such debentures are outstanding, unless in each such case the instrument creating or evidencing such indebtedness provides that such indebtedness is not superior in right of payment to the Debentures or other indebtedness which is pari passu with, or subordinated to, the Debentures; and (b) any modifications, refundings, deferrals, renewals or extensions of any such Senior Indebtedness, or securities, notes or other evidences of indebtedness issued in exchange for such
Senior Indebtedness.  At   May 31, 1995, approximately   $52.9 million of Senior
Indebtedness was outstanding. The Debentures are effectively subordinated to all liabilities of the Company's Subsidiaries. The Indenture does not limit the amount of Senior Indebtedness which the Company may incur nor the amount of liabilities such Subsidiaries may incur. (Section 1301.)


          No payment on account of principal, premium, if any, or interest on, or Liquidated Damages with respect to, or redemption or purchase of, the Debentures shall be made if, at the time of such payment or immediately after giving effect thereto: (i) there shall exist a default in the payment of principal, premium, if any, or interest (including a default under any purchase, reimbursement or redemption obligations, or in respect of any periodic, settlement or maturity payments under interest rate and currency swaps, caps, floors, collars or similar agreements and arrangements) with respect to any Senior Indebtedness; or (ii) there shall have occurred an event of default (other than a default referred to in clause (i) above) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and written notice of such existence or occurrence shall have been given to the Company and to the Trustee under the Indenture by the holder or holders of such Senior Indebtedness and such event of default shall not have been cured or waived or shall not have ceased to exist; provided, however, that payments on account of principal, premium or Liquidated Damages, if any, or interest on, or a redemption or purchase of, the Debentures shall resume in the case of any nonpayment default referred to in clause (ii) above, notwithstanding cure or waiver, 179 days after notice of such default is given if the default is not the subject of judicial proceedings or the holders of such Senior Indebtedness have not accelerated the maturity thereof. Notwithstanding the foregoing, the Company may make and the Trustee may receive and shall apply any payment in respect of the Debentures (for principal, premium or Liquidated Damages, if any, or interest, or purchase or redemption) if such payment was made prior to the occurrence of any of the contingencies specified in clauses
(i) and (ii) above. By reason of such subordination, in the event of insolvency, creditors of the Company who are not Holders of the Debentures may recover more ratably than Holders of the Debentures. The Company's ability to pay, redeem or purchase the Debentures may be limited in certain circumstances by restrictions on the ability of its Subsidiaries and Affiliates to pay dividends and certain fees. (Section 1302.)

Modification of the Indenture

          Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debentures; provided that no such modification or amendment may, without the consent of the Holder of each outstanding Debenture affected thereby: (i) change the stated maturity date of the principal of, or any installment of interest on, the Debentures; (ii) reduce the principal amount of, the premium, if any, or interest on, or the Liquidated Damages with respect to, any Debenture; (iii) change the place or currency of payment; (iv) impair the right to institute suit for the enforcement of any such payment when due; (v) adversely affect the conversion rights of the Holders of the Debentures; (vi) reduce the percentage in principal amount of Debentures, the consent of whose Holders is required for modification or amendment of the Indenture or the waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (vii) impair the right of any Holder to require the Company to purchase such Holder's Debentures upon the occurrence of a Risk Event or a Redemption Event; or (viii) modify any provision of the Indenture with respect to the subordination of the Debentures so as to affect adversely the rights of any Holder of the Debentures under the Indenture. (Section 902.)

          The Indenture (including the terms and conditions of the Debentures) may be modified or amended by the Company and the Trustee without the consent of the Holder of any Debenture, for certain specified purposes not adversely affecting the rights of the Holders of the Debenture. (Section 901.)

Events of Default, Notice and Waiver

          The following are defined in the Indenture as Events of Default: (i) default in the payment of any interest on any Debenture, when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) default in the payment of principal of, premium or Liquidated Damages, if any, with respect to any Debenture, when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) failure on the part of the Company to observe or perform the covenant contained in Section 1007 of the Indenture relating to the granting of voting rights to the Preferred Stock (See "Conversion Rights" above); (iv) default in the payment of any amounts due to the Holder of any Debenture pursuant to the exercise of the purchase right upon the occurrence of any Risk Event or Redemption Event continuing for 30 days; (v) default in the performance of any other covenant or breach of any other warranty in the Indenture continuing for 60 days after notice of such default is provided to the Company by Holders of at least 25% in principal amount of the outstanding Debentures;
(vi) default by the Company or any Subsidiary under any instrument or instruments governing or securing debt of the Company for borrowed money (other than the Debentures), which default shall have resulted in indebtedness in an amount in excess of $10,000,000 not being paid at the stated maturity thereof or the maturity of such debt being accelerated and such acceleration shall not have been rescinded or such indebtedness shall not have been paid within five business days; (vii) final judgments or orders rendered against the Company or any Subsidiary to the extent not fully covered by insurance and which require the payment of more than an aggregate of $6,500,000, assuming such judgments or orders remain unstayed, unbonded or unsatisfied for specified periods; and
(viii) certain events in bankruptcy, insolvency or reorganization with respect to the Company or a Subsidiary; provided, however, that an event specified in clauses (vi), (vii) and (viii) with respect to any Subsidiary shall not be deemed an Event of Default if, after the occurrence of such event, (i) the consolidated net worth of the Company (excluding any amount attributable to such Subsidiary) is at least $70,000,000, (ii) (a) there shall be no Rating Decline (as herein defined) and (b) the Debentures shall not be rated below B- by Standard & Poor's Corporation ("S&P") or B3 by Moody's Investor Service, Inc. ("Moody's") (or the equivalent by another nationally recognized securities rating agency), in the case of either (a) or (b), at any time during the 12 months prior to and the 90 days after public notice of such event, or (iii) the reduction in the consolidated net worth of the Company as a result of the occurrence of such event, together with any other reductions in such net worth during the 12 months preceding such event attributable to the Subsidiary with respect to which such event has occurred, shall be equal to or less than $10,000,000. If an Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the outstanding Debentures may declare due and payable the principal amount of, premium and Liquidated Damages, if any, plus any accrued interest on, the outstanding Debentures. At any time after a declaration of acceleration with respect to the Debentures has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of not less than a majority in principal amount of the outstanding Debentures may, under certain circumstances, rescind and annul such acceleration and its consequences. (Sections 501 and 502.)

          A "Rating Decline" shall mean a decrease in the rating of the Debentures by two or more gradations (including gradations within Rating Categories as well as between Rating Categories) with the effect that the

Debentures shall be rated lower than the rating of the Debentures as of the date of their original issuance by S&P or by Moody's (or the equivalent of any such rating used by another nationally recognized securities rating agency), as the case may be. (Section 101.)

          "Rating Category" shall mean (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another nationally recognized securities rating agency. In determining whether the rating of the Debentures has decreased by two or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another nationally recognized securities rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation). (Section 101.)

          The Indenture provides that the Trustee will be under no obligation (subject to the duty of the Trustee while an Event of Default is continuing to act with the required standard of care) to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security and indemnification reasonably satisfactory to the Trustee. Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Sections 602 and 512.)

          The Holders of a majority in principal amount of the Debentures may, on behalf of the Holders of the Debentures, waive compliance by the Company with certain covenants of the Company in the Indenture. The Holders of a majority in principal amount of the outstanding Debentures may on behalf of the Holders of all Debentures waive any defaults except a default in payment of the principal of (or premium, if any), interest on, or Liquidated Damages with respect to, any Debenture or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debenture affected thereby. (Sections 513 and 1009.)

          The Company is required to notify the Trustee in writing promptly upon the occurrence of any default (or Event of Default) in the performance by the Company of its obligations under the Indenture. The Company is also required to inform the Trustee within 90 days after the end of each fiscal year of the Company whether the Company is in default of any of its covenants under the Indenture, specifying any such defaults and the nature and status thereof. (Sections 517 and 1008.)

Merger and Sale of Assets by the Company

          The Indenture provides that the Company may not consolidate or merge with any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless: (i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and such Person shall assume by a supplemental indenture the due and punctual payment of the principal of (and premium, if any), interest on, and Liquidated Damages with respect to, all of the Debentures and the performance of every covenant of the Indenture required to be performed or observed by the Company and shall have provided for conversion rights in accordance with the terms of the Indenture;
(ii) immediately after giving effect to such transaction, no Event of Default (and no event which after notice or lapse of time or both would become an Event of Default) shall have happened and be continuing; and (iii) certain other conditions are met. Upon compliance with these provisions by such Person, the Company would be relieved of its obligations under the Indenture and the Debentures (except in the case of a lease). (Sections 801 and 802.)

Transfer and Exchange

          A Holder may transfer or exchange the Debentures in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Debenture selected for redemption except the unredeemed portion of any Debenture being redeemed in part. (Section 305.)

          The registered Holder of a Debenture may be treated as the owner of it for all purposes. (Section 308.)

Book Entry; Delivery and Form

          Certificates representing the Debentures are issued in fully registered form without interest coupons. The Debentures were initially issued in book entry form through the facilities of The Depository Trust Company, New York, New York ("DTC"), and are represented by permanent global certificates in definitive, fully registered form without interest coupons (the "Initial Global Debentures") which have been deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC, Cede & Co. The Debentures sold by the Selling Debentureholders will also be initially issued in book entry form and represented by a permanent global certificate (the "New Global Debenture"; together with the Initial Global Debentures, the "Global Debentures") that will be deposited with the Trustee and registered in the name of Cede & Co. Beneficial interests in the Global Debentures may be exchanged for definitive securities ("Certificated Debentures") in accordance with the terms of the Indenture.

          DTC or its custodian will credit, on its internal system, the respective principal amount of Debentures of the individual beneficial interests represented by the New Global Debenture to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the New Global Debenture will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the New Global Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants). So long as DTC, or its nominee, is the registered owner or holder of the New Global Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by the New Global Debenture for all purposes under the Indenture and the Debentures. No beneficial owner of an interest in the New Global Debenture will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

          Payments of the principal of, premium (if any), interest on, and Liquidated Damages with respect to, the New Global Debenture, will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any agent of the Trustee or the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the New Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, interest or Liquidated Damages in respect of the New Global Debenture, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amounts of the New Global Debenture as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the New Global Debenture held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

          Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a person holding a beneficial interest in the New Global Debenture requires physical delivery of a Certificated Debenture for any reason, including to sell Debentures to persons in states which require physical delivery of a Certificated Debenture or to pledge such Debentures, such Holder must transfer its interest in the New Global Debenture in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

          DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures only at the direction of one or more participants to whose account the DTC interests in the New Global Debenture is credited and only in respect of such portion of the aggregate principal amount of Debentures as to which such participant or participants has or have given such direction.

          DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

          Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the New Global Debenture among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

          If DTC is at any time unwilling or unable to continue as a depositary for the Global Debentures and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Debentures in exchange for the Global Debentures.

Registration Rights; Liquidated Damages


          Pursuant to the Registration Rights Agreement, the Company agreed to file with the SEC a shelf registration statement under the Securities Act (the "Shelf Registration Statement") on Form S-1, Form S-2 or Form S-3, as determined by the Company, if the use of such form is then available, to cover resales of
Transfer Restricted Securities   by the holders thereof who satisfy certain
conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company has filed a Registration Statement on Form S-3, of which this Prospectus is a part, in compliance with its obligations under the Registration Rights Agreement. The Company also agreed to use its best efforts to cause the Shelf Registration Statement to remain effective for three years following the date it is declared effective.



          The Registration Rights Agreement provides, among other things, that if (i) the Shelf Registration Statement has not been declared effective by the SEC on or prior to the date 180 days after the Closing Date or (ii) the Shelf Registration Statement shall cease to be effective (without being succeeded immediately by an additional Shelf Registration Statement filed and declared effective) for a period of time which shall exceed 90 days in the aggregate per year (defined as a period of 365 days beginning on the date the Shelf Registration Statement is declared effective) (a "Registration Default"), the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Debentures and, if applicable, $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Class A Common Stock constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Debentures or $0.01 per week per share (subject to adjustments as set forth above) of Class A Common Stock constituting Transfer Restricted Securities with respect to each subsequent 90-day period until the Shelf Registration Statement is declared effective or again becomes effective, as the case may be, up to a maximum amount of Liquidated Damages with respect to any Registration Default of $0.25 per week per $1,000 principal amount of Debentures or $0.05 per week per share (subject to adjustment as set forth above) of Class A Common Stock constituting Transfer Restricted Securities. All accrued Liquidated Damages shall be paid to holders of Debentures by the Company on each Damages Payment Date (as such term is defined in the Registration Rights Agreement) in accordance with the terms of the Debenture. Following the cure of a Registration Default or when the Debentures or the shares of Class A Common Stock issued upon conversion thereof cease to be Transfer Restricted Securities, Liquidated Damages will cease to accrue with respect to such Registration Default.

          Although the Company filed a Registration Statement in connection with the Debentures on May 6, 1994, the Registration Statement was not declared effective by the date 180 days after the Closing Date. Accordingly, as of June 30, 1995, the Company was paying Liquidated Damages of $.20 per week per $1,000 principal amount of Debentures or equivalent additional interest payments of approximately 0.78%. Upon the effectiveness of this Registration Statement, the effective interest rate on the Debentures will be reduced to 6-1/4% as the Liquidated Damages will cease to accrue.


Concerning the Trustee

          Continental Stock Transfer & Trust Company acts as Trustee under the Indenture. The address of the Trustee's corporate trust office is Two Broadway, New York, New York 10004, Attention: Steven G. Nelson.

                          DESCRIPTION OF CAPITAL STOCK


          The authorized capital stock of the Company consists of 30,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock, 50,000 shares of Preferred Stock, par value $50 per share, and 1,500,000 shares of Series Preferred Stock, par value $.01 per share. As of June 28, 1995,
there were 6,777,788 shares of Class A Common Stock outstanding. As of   June
28, 1995, 2,260,954 shares of Class B Common Stock and 50,000 shares of Preferred Stock were issued and outstanding. There are no shares of Series Preferred Stock outstanding.



          The following summary description relating to the Class A Common Stock, the Class B Common Stock, the Preferred Stock, Series Preferred Stock, the Blau Warrant, the Maxim Warrant (as herein defined) and the Warrants does not purport to be complete. A description of the Company's Class A Common
Stock, Class B Common Stock, Preferred Stock and Series Preferred Stock is contained in the Certificate of Incorporation of the Company. Additionally, a description of the Blau Warrant, the Maxim Warrant and the Warrants are contained in their respective warrant agreements. Reference is made to such Certificate of Incorporation and, with respect to the Warrants, the warrant agreement for a detailed description of the provisions thereof summarized below.


Class A Common Stock and Class B Common Stock

Voting Rights

          Except for the election or removal without cause of directors, as required by the Certificate of Incorporation, and except for such separate class votes as may be required by Delaware law and the Certificate of Incorporation, holders of both classes of Common Stock vote as a single class on all matters, including amendment of the Certificate of Incorporation to increase or decrease the aggregate number of authorized shares of any class or classes of stock. In all cases, each share of Class A Common Stock is entitled to cast one vote per share and each share of Class B Common Stock is entitled to cast ten votes per share.

          Holders of Class A Common Stock, voting separately as a class, are entitled to elect 25% of the Board of Directors (rounded up to the nearest whole number) so long as the number of outstanding shares of Class A Common Stock is at least 10% of the total number of outstanding shares of both classes of Common Stock. If the number of outstanding shares of Class A Common Stock should become less than 10% of the total number of outstanding shares of both classes of Common Stock, directors would then be elected by all stockholders voting as one class, except holders of Class A Common Stock would have one vote per share and holders of Class B Common Stock would have ten votes per share. In such event, the American Stock Exchange may consider delisting the Class A Common Stock.

          The holders of a majority of the Class B Common Stock, voting separately as a class, will continue to be able to elect the directors not elected by holders of the Class A Common Stock, so long as the number of outstanding shares of Class B Common Stock is at least 12.5% of the number of outstanding shares of both classes of Common Stock. If the number of outstanding shares of Class B Common Stock falls below that percentage, directors not elected by the holders of Class A Common Stock will be elected by the holders of both classes of Common Stock, with holders of Class A Common Stock having one vote per share and holders of Class B Common Stock having ten votes per share.

          Directors may be removed, with or without cause, provided that any removal of directors without cause may be made only by the holders of the class or classes of Common Stock that elected them. Vacancies in a directorship may be filled by the vote of the class of shares that had previously filled that vacancy, or by the remaining directors elected by that class however, if there are no such directors, the vacancy may be filled by the remaining directors.

          The outstanding shares of Class A Common Stock equal approximately 75.0% of the shares of both classes outstanding, and the holders of Class A Common Stock have approximately 23.0% of the combined voting power of both classes of Common Stock. The holders of Class B Common Stock, therefore, have the power to amend the Company's Certificate of Incorporation to authorize the issuance of enough additional Class B Common Stock to decrease the outstanding amount of Class A Common Stock to less than 10%. Because of limitations on dividends in shares of Class A Common Stock and Class B Common Stock, stock dividends will have the effect of strengthening the control position of holders of Class B Common Stock.

Dividends

          The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends or distributions declared by the Board of Directors in equal amounts, share for share, except as hereafter noted. With respect to a cash dividend, the Board may pay an equal or greater amount per share on the Class A Common Stock than on the Class B Common Stock or declare and pay a cash dividend on the Class A Common Stock without any such dividend being declared and paid on the Class B Common Stock. The Company has never declared or paid cash dividends on this Common Stock.

          In addition, dividends paid in shares of Class A Common Stock or Class B Common Stock may be paid only as follows:

          (i) shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and

          (ii) the same number of shares shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

Conversion

          At the option of the holder, each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Conversion of a significant number of shares of Class B Common Stock into Class A Common Stock could put control of the entire Board of Directors into the hands of such holders of the Class B Common Stock who so convert.

Restrictions on Transfer of Class B Common Stock

          Without the written consent of holders of two-thirds of the outstanding shares of Class B Common Stock, shares of Class B Common Stock may not be transferred except to another holder of Class B Common Stock, certain family members of the holder and certain other permitted transferees. Upon any nonpermitted sale or transfer, shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. Accordingly, no trading market will develop in the Class B Common Stock and the Class B Common Stock will not be listed or traded on any exchange or in any market.

Other Rights

          Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any Preferred Stock and Series Preferred Stock, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution on liquidation, dissolution or winding up of the Company. No shares of either class of Common Stock are subject to redemption. All outstanding shares are, and all shares issuable upon conversion of the Debentures offered hereby will be, when issued upon such conversion in accordance with the terms of the Debentures, legally issued, fully paid and nonassessable. The Company may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class of Common Stock.

Effects of Disproportionate Voting Rights

          The disproportionate voting rights of Class A Common Stock and Class B Common Stock could have an adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may effectively preclude the Company from being taken over in a transaction not supported by holders of Class B Common Stock, may render more difficult or discourage a merger proposal or tender offer or may preclude a successful proxy contest, even if such actions were favored by stockholders of the Company other than the holders of the Class B Common Stock. Accordingly, such disproportionate voting rights may deprive stockholders of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.

Transfer Agent

          The transfer agent and registrar for shares of the Class A Common Stock and Class B Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

Preferred Stock

Preferred Stock

          The Company is authorized to issue up to 50,000 shares of Preferred Stock, all of which have been issued and are outstanding. Such shares are nonvoting and have preference over the Common Stock in the event of liquidation, dissolution or winding up of the Company to the extent of its par value of $50 per share.

Series Preferred Stock

          The Company is authorized to issue up to 1,500,000 shares of Series Preferred Stock, par value $.01 per share, none of which has been issued. The Certificate of Incorporation provides that the Board of Directors may issue by resolution shares of Series Preferred Stock from time to time in one or more series and fix, as to each such series, the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions pertaining thereto, including voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation and conversion rights. However, the Company may not issue shares of Series Preferred Stock carrying in excess of one vote per share or convertible into Class B Common Stock without prior approval of a majority in interest of the holders of Class B Common Stock. The Company has no present plans for the issuance of any shares of Series Preferred Stock.

          It is not possible to state the actual effect of the authorization of the Series Preferred Stock upon the rights of holders of Class A Common Stock, Class B Common Stock and Preferred Stock until the Board determines the specific rights thereof. However, such effects might include (a) restrictions on dividends on either class of Common Stock if dividends on Series Preferred Stock have not been paid; (b) dilution of the voting power of the Class A Common Stock to the extent that the Series Preferred Stock has voting rights; (c) dilution of the equity interest of the Class A Common Stock to the extent that the Preferred Stock is convertible into Class A Common Stock; or (d) either class of Common Stock and Preferred Stock not being entitled to share in the Company's assets upon liquidation, dissolution or winding up until satisfaction of any liquidation preference granted to holders of Series Preferred Stock. The Company has been advised that under its current listing requirements the American Stock Exchange would consider delisting the Class A Common Stock if any Series Preferred Stock diluted the class voting rights of the Class A Common Stock. Issuance of Series Preferred Stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Series Preferred Stock may be used as an antitakeover device without further action on the part of the stockholders of the Company.

Warrants


Blau Warrant

          The Company and Harvey R. Blau ("Blau") have entered into a letter agreement, dated April 1, 1993 (the "Consulting Agreement"). Pursuant to the

Consulting Agreement, the term of which was from April 1, 1993 to March 31, 1995, Blau was to render up to 20 hours of consulting services to the Company per year. In connection with the Consulting Agreement, Blau was awarded the Blau Warrant to purchase 100,000 shares of Class A Common Stock at a purchase price of $7.50 per share (subject to adjustment upon certain events described in the Blau Warrant). The Blau Warrant is exercisable in whole or in part, from time-to-time, until December 31, 1998. On December 15, 1993, the Company and Blau executed a letter agreement pursuant to which it was agreed that Blau had performed in excess of 40 aggregate hours of consulting services under the Consulting Agreement, that no further services were required to be performed by Blau under the Consulting Agreement and that the consideration for the Blau Warrant was deemed fully paid.

Maxim Warrant

          The Company and James Maxim ("Maxim") have entered into an Agreement, dated September 23, 1993 and effective December 1, 1993, pursuant to which the Company acquired all of the issued and outstanding stock of H & H Eastern Distributors, Inc. owned by Maxim, and as a result, the Company became the sole stockholder of H & H Eastern Distributors, Inc. In connection with such Agreement, the Company issued to Maxim the Maxim Warrant to purchase 50,000 shares of Class A Common Stock, at a purchase price of $14.375 per share. The per share purchase price and number of shares purchasable pursuant to the Maxim Warrant are each subject to adjustment upon the occurrence of certain events described in the Maxim Warrant. The Maxim Warrant is exercisable, in whole or in part, from time-to-time, until September 22, 2003. In connection with the Maxim Warrant, Maxim has the right to require the Company to file with the SEC, on or after September 22, 1995, a registration statement relating to the sale by Maxim of the Class A Common Stock purchasable pursuant to the Maxim Warrant.

Other Warrants

          On May 9, 1995 (the "Warrant Closing Date"), the Company closed a private placement of warrants (the "Warrants") pursuant to the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, a copy of which is included as an exhibit to this Registration Statement, and is incorporated herein by reference. 1,668,875 warrants (the "Warrants") were issued with each Warrant entitling the holder thereof to purchase one share of Class A Common Stock, par value $.01 per share (the "Class A Common Stock), of the Company at any time on or prior to March 15, 2001 (the "Expiration Date"). The exercise price of each Warrant is $7-1/8 per share (the "Warrant Exercise Price"). The Warrant Exercise Price and the number of shares of Class A Common Stock acquirable upon exercise of a Warrant is subject to adjustment in certain limited circumstances.

          Each beneficial holder of the Company's 6 1/4% Convertible Subordinated Debenture due 2001 (the "Debentures") as of June 3, 1994 who elected to invest in the Warrants acquired 30 Warrants per $1,000 principal amount of Debentures (except for Oppenheimer & Co., Inc., which acquired 25 Warrants per $1,000 principal amount of Debentures) held as of such date in consideration for the delivery by such person of a release which released the Company, the Initial Purchasers, and their respective directors, officers, partners, employees and agents, from liability for any and all potential claims, if any, such beneficial holder may have against such persons in connection with such purchaser's investment in the Debentures and the offering of the Debentures.

          The Warrants may not be exercised (a) until the later of (x) one year after issuance and (y) the date a registration statement with respect to the Class A Common Stock issuable upon exercise of the Warrants has been filed and declared effective by the Securities and Exchange Commission (the "SEC") or
(b) after March 15, 2001 (the "Expiration Date") unless the Warrants are terminated sooner under certain circumstances.

          The Company has agreed to file with the SEC within 300 days of the Warrant Closing Date of the offering and use its reasonable best efforts to cause to become effective within 365 days of the Warrant Closing Date, a registration statement or statements with respect to the issuance of the Class A Common Stock underlying the Warrants upon exercise thereof. If the registration statement with respect to the Common Stock is not filed within such 300-day period or declared effective within such 365-day period, the exercise price of the Warrants will decrease by $1/8 per share of Class A Common Stock; subject to additional decreases of $1/8 per share for each additional six-month period for which such registration statement is not filed or declared effective, as the case may be. In addition, if such registration is declared effective, the Warrant Exercise Price will also decrease by $1/8 per share of Class A Common Stock if such registration statement ceases to be effective for more than 90 days (180 days in certain circumstances) in any 365-day period, subject to additional decreases of $1/8 per share of Class A Common Stock for each additional six-month period for which such registration statement ceases to be effective. Notwithstanding the foregoing, the maximum number of $1/8 per share decreases shall be 10 and there shall be no more than one such decrease in any six-month period (each of such events which results in a decrease in the Warrant Exercise Price being referred to herein as a "Warrant Registration Default"). The Company will be obligated to use its reasonable best efforts to cause the registration statement relating to the Class A Common Stock to remain effective until the Expiration Date.

          If a registration statement relating to the Class A Common Stock underlying the Warrants has not been effective at any time on or prior to the Expiration Date of the Warrants, the Company will be required to redeem all of the outstanding Warrants for $1.60 per Warrant. Additionally, if less than 5% of the Warrants initially issued remain outstanding, the Company may elect, by written notice to each holder of the Warrants, that the Warrants will expire on the 30th day after delivery of such notice.

          In connection with the Warrant offering, John J. Shalam, Chief Executive Officer of the Company, granted the Company the Shalam Option to purchase 1,668,875 shares of Class A Common Stock. The Shalam Option Price is equal to the sum of (a) the Warrant Exercise Price (without giving effect to any decreases of such price as a result of a Registration Default) plus (b) an additional amount (the "Tax Amount") intended to reimburse Mr. Shalam for any additional taxes per share required to be paid by Mr. Shalam as a result of the payment of the Shalam Option Price being treated for federal, state and local income tax purposes as the distribution to Mr. Shalam of a dividend (taxed at ordinary income rates without consideration of Mr. Shalam's basis), rather than as a payment to Mr. Shalam for the sale of his Class A Common Stock to the Company (taxed at the capital gains rate with consideration of Mr. Shalam's basis and considering any stepped up basis to Mr. Shalam's Heirs, successors or assigns (a "Successor")) pursuant to the Shalam Option. The shares of Class A Common Stock underlying the Shalam Option have been legended with a description of the Shalam Option. Any Successor acquiring the shares of Class A Common Stock underlying the Shalam Option (whether by sale, transfer or upon Mr. Shalam's death) will acquire such shares subject to the terms of the Shalam Option. Mr. Shalam and any Successor will be entitled to the Tax Amount upon delivery of a satisfactory notice to the Company that the payment of a Tax Amount is required to reimburse such person for such additional taxes. The Shalam Option will be exercisable in the sole discretion of the then-independent members of the Board of Directors (which shall in no event include Mr. Shalam). The Company will be able to exercise the Shalam Option in whole or in part only if the Warrants are exercised and then only for the same number of shares of Class A Common Stock as are purchased under the Warrants.


Delaware Law

          The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either: (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes in interested stockholder; or
(iii) the business combination is approved by the Board of Directors and by at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

          Section 203 of the Delaware General Corporation Law contains provisions normally considered to have the effect of inhibiting a non-negotiated merger or other business combination. Consequently, the market price of the Class A Common Stock may be less likely to reflect a "premium for control."

                              PLAN OF DISTRIBUTION

The Debentures and Conversion Shares


          The Company will not receive any of the proceeds from the offering of Debentures and the shares of Class A Common Stock issuable upon conversion thereof by the Selling Debenture Holders. The Company has been advised by the Selling Debentureholders that the Selling Debentureholders may sell all or a portion of the Debentures and shares of Class A Common Stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Debentureholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Debentureholders may from time to time offer the Debentures or shares of Class A Common Stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Debentureholders and the purchasers of the Debentures or shares of Class A Common Stock for whom they may act as agent. To the extent required, the aggregate principal amount of Debentures and number of shares of Class A Common Stock to be sold, the names of the Selling Debentureholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Debentureholders from the sale of the Debentures or shares of Class A Common Stock offered by them hereby will be the purchase price of such Debentures or shares of Class A Common Stock less discounts and commissions, if any.

          The Debentures and the shares of Class A Common Stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

          The outstanding Class A Common Stock is listed for trading on the American Stock Exchange, and the Company has also applied for listing of the Debentures and the underlying shares of Class A Common Stock on the American Stock Exchange. Each of the Initial Purchasers has advised the Company that they intend to make a market in the Debentures; however, none of them are obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the respective Initial Purchasers. Accordingly, no assurance can be given as to the development or liquidity of any trading market that may develop for the Debentures.

          In order to comply with the securities laws of certain states, if applicable, the Debentures and shares of Class A Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and shares of Class A Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


          The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or shares of Class A Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Class A Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


          The Company and the Selling Debentureholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Debentures and Class A Common Stock by the Selling Debentureholders to the public, other than broker's commissions and underwriting discounts and commissions.

          The Debentures were originally sold to the Initial Purchasers on March 15, 1994 in a private placement at a purchase price of 97% of their principal amount, representing a discount of $1,950,000. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers.


The Blau Warrant Shares

          The Blau Warrant Shares may be issued from time to time prior to the expiration of the Blau Warrant upon exercise of the Blau Warrant and payment in full of the exercise price. No person will receive any commission or other compensation in connection with the sale by the Company of the Blau Warrant Shares. The Company will pay all expenses incident to the offer and sale by the Company of the Blau Warrant Shares.

                         SHARES ELIGIBLE FOR FUTURE SALE

          Upon completion of this Offering, the Company will have outstanding 6,777,788 shares of Class A Common Stock (assuming no exercise of options or warrants or conversion of other securities after June 28, 1995). Of these shares, the Company has approximately 3,406,326 shares of Class A Common Stock held by members of the public that are able to trade without restriction or further registration under the Securities Act except for any shares purchased by any affiliates of the Company, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. Sales of a substantial number of additional shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock. As of June 28, 1995, 3,672,316 shares of Class A Common Stock were issuable upon conversion of the Debentures, 1,023,028 shares of Class A Common Stock were issuable upon conversion of the Series AA Convertible Debentures and Series BB Convertible Debentures, 100,000 shares of Class A Common Stock were issuable upon exercise of the Blau Warrant, 50,000 shares of Class A Common Stock were issuable upon exercise of the Maxim Warrant and 1,668,875 shares of Class A Common Stock were issuable upon exercise of the Warrants. Exercise or conversion, as the case may be, of a substantial amount of the presently outstanding warrants, the Debentures, the Series AA Convertible Debentures or the Series BB Convertible Debentures or sale of the Class A Common Stock underlying such debentures or warrants also could adversely affect the market price of the Class A Common Stock, due to the large number of shares issuable upon conversion or exercise of such debentures or warrants in comparison to the relatively small number of shares held by members of the public that are able to trade without restriction. The Company has granted the holders of the Series AA Convertible Debentures, the Series BB Convertible Debentures and the warrants certain registration rights relating to the Class A Common Stock issuable upon conversion or exercise of such debentures or warrants, as the case may be. In addition, as of June 28, 1995, (i) John J. Shalam, President and Chief Executive Officer of the Company, owned 3,366,762 shares of Class A Common Stock (including for this purpose all of the shares subject to the Shalam Option) and 1,883,198 shares of Class B Common Stock of the Company, par value $.01 per share ("Class B Common Stock"), which are convertible into an equal number of shares of Class A Common Stock and
(ii) other affiliates (as such term is defined the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company owned 4,700 shares of Class A Common Stock and 377,756 shares of Class B Common Stock, which are convertible into an equal number of shares of Class A Common Stock. Sales by such persons of a substantial number of shares of Class A Common Stock or Class B Common Stock (collectively, "Common Stock") could adversely affect the market price of the Class A Common Stock.

          John J. Shalam, Chief Executive Officer of the Company, granted the Company the Shalam Option to purchase 1,668,875 shares of a Class A Common Stock. The Shalam Option Price is equal to the sum of (a) the Warrant Exercise Price plus (b) an additional amount intended to reimburse Mr. Shalam for any additional taxes per share required to be paid by Mr. Shalam as a result of the payment of the Shalam Option Price being treated for federal, state and local income tax purposes as the distribution to Mr. Shalam of a dividend rather than as a payment to Mr. Shalam for the sale of his Class A Common Stock to the Company pursuant to the Shalam Option. See "Description of Capital Stock--Other Warrants."

          The independent members of the Board of Directors may elect not to exercise the Shalam Option in whole or in part in connection with the exercise of Warrants if such board members believe it is in the best interests of the Company not to exercise all or part of the Shalam Option. The decision by the independent members of the Board of Directors not to exercise the Shalam Option, in whole or in part, would result in an increase in the number of shares of Class A Common Stock outstanding and available for future sale and could result in dilution to the holders of Common Stock.

          In general, under Rule 144 as currently in effect, affiliates of the Company would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Class A Common Stock then outstanding or the average weekly trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company.

          The Company is unable to estimate accurately the number of shares that will be sold under Rule 144 since this will depend in part on the market price for the Class A Common Stock, the personal circumstances of the sellers and other factors.

          The Company has registered Class A Common Stock under the Securities Act for issuance to certain of its directors, officers and employees pursuant to the Company's stock option plans. Shares issued pursuant to such stock option plans after the effective date of any registration statement covering such shares generally will be available for sale in the open market (except that such shares held by affiliates will be subject to compliance with the volume restrictions of Rule 144 under the Securities Act).


                                  LEGAL MATTERS


          The validity of the securities offered hereby will be passed upon by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Fried, Frank, Harris, Shriver & Jacobson has in the past and may in the future render legal services to the Company.


                                     EXPERTS


          The consolidated financial statements and schedules of the Company
have been incorporated by reference herein and   in the Registration Statement
in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of
said firm as experts in accounting and auditing.    The report of KPMG Peat
Marwick LLP covering the November 30, 1994, financial statements refers to a change in the method of accounting for income taxes.

          No dealer, salesman or any other person has been authorized to give any information or to make any representation in connection with this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.



                              TABLE OF CONTENTS
                                                                           Page


Summary                                                                      5
Risk Factors                                                                11
The Company                                                                 21
Use Of Proceeds                                                             21
Coverage Ratios                                                             22
Selling Debentureholders                                                    22
Description Of The Debentures                                               26
Description Of Capital Stock                                                44
Plan Of Distribution                                                        52
Shares Eligible For Future Sale                                             54
Legal Matters                                                               56
Experts                                                                     56

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Debentures and the Class A Common Stock being registered. All amounts are estimates except the registration fee and the AMEX listing fee.


SEC Registration Fee                                                      22,673
AMEX listing fee                                                           6,500
Printing and engraving expenses                                            5,000
Legal fees and expenses                                                   30,000
Trustee's fees                                                             2,500
Accounting fees and expenses                                              15,000
Blue Sky fees and expenses (including counsel fees)                        2,500
Miscellaneous                                                              1,000
                                                                         -------
                    Total                                                $85,173



Item 15.  Indemnification of Directors and Officers.

          Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Subsection (b) of the Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such persons' heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

          Article Eighth of the Company's Certificate of Incorporation and
Article VIII of the Company's By-laws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by the DGCL.

          Section 102(b)(7) of DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Fifth of the

Company's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Item 16.  Exhibits.

          The following exhibits are filed herewith or incorporated by reference.


       Exhibit No.                                                       Description


          *4(a)              Certificate of Incorporation of Audiovox Corporation (incorporated by reference to Exhibit 3.1 to
                             Company's Registration Statement on Form S-1 (Registration No. 33-10726)).

          *4(b)              Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1a to the
                             Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993, File No. 1-
                             9532).

          *4(c)              Indenture, dated as of March 15, 1994, between Audiovox Corporation and Continental Stock Transfer
                             & Trust Company, in respect of the 6 1/4% Convertible Subordinated Debentures due 2001 (incorporated by reference to Exhibit C of the Company's Current Report on Form 8-K dated March 15, 1994, File
                             No. 1-9532).

          *4(d)              Form of 6 1/4% Convertible Subordinated Debentures due 2001 (included in Indenture filed as Exhibit
                             4(c)).

          *4(e)              Registration Rights Agreement, dated as of March 15, 1994, among Audiovox Corporation, Oppenheimer
                             & Co., Inc., Furman Selz Incorporated and Chemical Securities Inc. (incorporated by reference to
                             Exhibit B of the Company's Current Report on Form 8-K dated March 15, 1994, File No. 1-9532).

          *4(f)              Warrant Agreement, dated as of May 9, 1995, between Audiovox Corporation and Continental Stock
                             Transfer & Trust Company, in respect of the Warrants (incorporated by reference to Exhibit 3 of the Company's Current Report on Form 8-K dated May 31, 1995, File No. 1-9532).

            5                Opinion of Fried, Frank, Harris, Shriver & Jacobson.

            12               Statement re computation of ratios.



                                      II-3


           *22               Subsidiaries (incorporated by reference to Exhibit 22 to the Company's Annual Report on Form 10-K
                             for the fiscal year ended November 30, 1994, File No. 1-9532).

          23(a)              Consent of KPMG Peat Marwick LLP.

          23(b)              The consent of Fried, Frank, Harris, Shriver & Jacobson is contained in their opinion filed as
                             Exhibit (5) to this Registration Statement.

            26               Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
                             Continental Stock Transfer & Trust Company.

           *99               Second Amended and Restated Credit Agreement, dated as of May 5, 1995, among Audiovox
                             Corporation and Chemical Bank, National Westminster Bank USA, The Chase Manhattan Bank, N.A.,
                             European American Bank and Bank of Boston as lenders, and Chemical Bank, as Administrative and
                             Collateral Agent (incorporated by reference to Exhibit 1 of the Company's Current Report on Form
                             8-K dated May 31, File No. 1-9532).

*  Previously filed.


Item 17.  Undertakings.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec. 230.424(b) of this


                                      II-4


chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


          (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                      II-5

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on this 30th day of June, 1995.



                                        AUDIOVOX CORPORATION
                                          (Registrant)


                                        By:  /s/ John J. Shalam
                                           --------------------------------
                                          John J. Shalam, President and
                                          Chief Executive Officer


                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on this 30th day of June, 1995.






/s/ John J. Shalam                      /s/ Charles M. Stoehr
- --------------------------              --------------------------
John J. Shalam                          Charles M. Stoehr
Director                                Director
President and Chief Executive           Senior Vice President
Officer                                 and Chief Financial Officer (Principal
                                        Accounting Officer)

/s/ Patrick Lavelle                     /s/ Philip Christopher
- --------------------------              --------------------------
Patrick Lavelle                         Philip Christopher
Director                                Director




                                      II-6



/s/   Ann Boutcher                      /s/ Martin Novick
- --------------------------              --------------------------
Ann Boutcher                            Martin Novick
                                        Director

Director

/s/ Irving Halevy                       /s/ Gordon Tucker
- --------------------------              --------------------------
Irving Halevy                           Gordon Tucker
Director                                Director











                                      II-7




                                                        EXHIBIT INDEX

       Exhibit No.                                                       Description

          *4(a)              Certificate of Incorporation of Audiovox Corporation (incorporated by reference to Exhibit 3.1 to
                             Company's Registration Statement on Form S-1 (Registration No. 33-10726)).

          *4(b)              Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1a to the
                             Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993, File No. 1-
                             9532).

          *4(c)              Indenture, dated as of March 15, 1994, between Audiovox Corporation and Continental Stock Transfer
                             & Trust Company, in respect of the 6 1/4% Convertible Subordinated Debentures due 2001 (incorporated by reference to Exhibit C of the Company's Current Report on Form 8-K dated March 15, 1994, File
                             No. 1-9532).

          *4(d)              Form of 6 1/4% Convertible Subordinated Debentures due 2001 (included in Indenture filed as Exhibit
                             4(c)).

          *4(e)              Registration Rights Agreement, dated as of March 15, 1994, among Audiovox Corporation, Oppenheimer
                             & Co., Inc., Furman Selz Incorporated and Chemical Securities Inc. (incorporated by reference to
                             Exhibit B of the Company's Current Report on Form 8-K dated March 15, 1994, File No. 1-9532).

          *4(f)              Warrant Agreement, dated as of May 9, 1995, between Audiovox Corporation and Continental Stock
                             Transfer & Trust Company, in respect of the Warrants (incorporated by reference to Exhibit 3 of the Company's Current Report on Form 8-K dated May 31, 1995, File No. 1-9532).

            5                Opinion of Fried, Frank, Harris, Shriver & Jacobson.

            12               Statement re computation of ratios.

           *22               Subsidiaries (incorporated by reference to Exhibit 22 to the Company's Annual Report on Form 10-K
                             for the fiscal year ended November 30, 1994, File No. 1-9532).

          23(a)              Consent of KPMG Peat Marwick LLP.

          23(b)              The consent of Fried, Frank, Harris, Shriver & Jacobson is contained in their opinion filed as
                             Exhibit (5) to this Registration Statement.

            26               Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
                             Continental Stock Transfer & Trust Company.

           *99               Second Amended and Restated Credit Agreement, dated as of May 5, 1995, among Audiovox
                             Corporation and Chemical Bank, National Westminster Bank USA, The Chase Manhattan Bank, N.A.,
                             European American Bank and Bank of Boston as lenders, and Chemical Bank, as Administrative and
                             Collateral Agent (incorporated by reference to Exhibit 1 of the Company's Current Report on Form
                             8-K dated May 31, File No. 1-9532).

*  Previously filed.
